      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        OUTLOOK SPORTS TECHNOLOGY, INC.
                 (Name of Small Business Issuer in its Charter)
                            ------------------------

            DELAWARE                            3949                           65-0648808
(State or other jurisdiction of          (Primary Standard                  (I.R.S. Employer
 incorporation or organization)      Industrial Classification           Identification Number)
                                            Code Number)

                            ------------------------

                     4400 NORTH FEDERAL HIGHWAY, SUITE 410
                           BOCA RATON, FLORIDA 33431
                                 (561) 750-7528
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                  JIM DODRILL
                                   PRESIDENT
                     4400 NORTH FEDERAL HIGHWAY, SUITE 410
                           BOCA RATON, FLORIDA 33431
                                 (561) 750-7528
    (Address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                             PETER ROSENBLUM, ESQ.
                              DAVE BROADWIN, ESQ.
                            Foley, Hoag & Eliot LLP
                             One Post Office Square
                          Boston, Massachusetts 02109
                                 (617) 832-1000
                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                            PROPOSED MAXIMUM
                                                                                               AMOUNT OF
             TITLE OF EACH CLASS OF                   AMOUNT TO BE      PROPOSED MAXIMUM       AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                 REGISTERED       PRICE PER SHARE    OFFERING PRICE (1)   REGISTRATION FEE
Common Stock, $.01 par value (2).................      2,875,000             $6.00            $17,250,000              --
Redeemable Common Stock Purchase Warrants (3)....      2,327,500             $0.125             $290,938               --
Common Stock issuable upon exercise of Redeemable
  Common Stock Purchase Warrants.................      2,377,500             $6.90            $16,404,751              --
Representative's Warrant.........................       250,000              $0.01               $2,500                --
Common Stock issuable upon exercise of
  Representative's Warrant.......................       250,000              $7.20             $1,800,000              --
Total............................................      9,175,000                              $35,748,189           $10,546

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(2) Includes 375,000 shares of Common Stock subject to the Underwriters' over-allotment option.

(3) Includes 75,000 Warrants subject to the Underwriters' over-allotment option and 50,000 Warrants issuable upon exercise of the Representative's Warrant.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    The Company has not yet engaged an underwriter for this Offering. However, the Company is in negotiations to do so. Therefore, the Company has provided for an underwriting on terms and conditions that the Company expects it will negotiate with an underwriter. These terms include an over-allotment option of 15%, representative's warrants of 10%, lock-ups for management and other usual and customary terms and conditions for underwritings of this type.

                             CROSS REFERENCE SHEET

           FORM SB-2                                                                   CAPTION IN PROSPECTUS
           --------------------------------------------------------------  ---------------------------------------------
1.         Front of Registration Statement and Outside Front Cover Page
           of Prospectus.................................................  Facing Page of Registration Statement; Cross
                                                                           Reference Sheet; Outside Front Cover Page of
                                                                           Prospectus
2.         Inside Front and Outside Back Cover Pages of Prospectus.......  Inside Front and Outside Back Cover Pages of
                                                                           Prospectus
3.         Summary Information and Risk Factors..........................  Prospectus Summary; The Company; Risk Factors
4.         Use of Proceeds...............................................  Use of Proceeds
5.         Determination of Offering Price...............................  Risk Factors; Underwriting
6.         Dilution......................................................  Risk Factors; Dilution
7.         Selling Security Holders......................................  Principal and Selling Shareholders
8.         Plan of Distribution..........................................  Outside Front and Outside Back Cover Pages of
                                                                           Prospectus; Underwriting
9.         Legal Proceedings.............................................  Business
10.        Directors, Executive Officers, Promoters and Control
           Persons.......................................................  Management
11.        Security Ownership of Certain Beneficial Owners and
           Management....................................................  Principal and Selling Shareholders
12.        Description of Securities.....................................  Description of Securities
13.        Interest of Named Experts and Counsel.........................
14.        Disclosure of Commission Position on Indemnification for
           Securities Act Liabilities....................................
15.        Organization Within last Five Years...........................  Certain Transactions
16.        Description of Business.......................................  Prospectus Summary; Business
17.        Management's Discussion and Analysis or Plan of Operation.....  Management's Discussion and Analysis of
                                                                           Financial Condition and Results of Operations
18.        Description of Property.......................................
19.        Certain Relationships and Related Transactions................  Certain Transactions
20.        Market for Common Equity and Related Stockholder Matters......  Outside Front Cover Page of and Prospectus
                                                                           Dividend Policy; Description of Securities;
                                                                           Shares Eligible for Future Sale
21.        Executive Compensation........................................  Management
22.        Financial Statements..........................................  Financial Statements
23.        Changes in and Disagreements With Accountants on Accounting
           and Financial Disclosure......................................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED       , 1998

PROSPECTUS

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                      2,500,000 SHARES OF COMMON STOCK AND
               500,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    Outlook Sports Technology, Inc., a Delaware corporation (the "Company"), hereby offers 2,500,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 500,000 Redeemable Common Stock Purchase Warrants (the "Warrants"). The shares of Common Stock and the Warrants offered hereby (sometimes hereinafter collectively referred to as the "Securities") may be purchased separately. It is currently estimated that the initial offering price per share of the Common Stock will be between $5.00 and $7.00 and that the initial offering price per Warrant will be $.125. Each Warrant is transferable immediately upon issuance and entitles the holder thereof to purchase one share of Common Stock at a price of $6.90 per share (assuming an initial offering price of $6.00 per share), during the two-year period commencing on the first anniversary of the effective date of this offering (the "First Exercise Date"). The Warrants are redeemable by the Company at a redemption price of $.125 per Warrant, at any time after the First Exercise Date, upon 30 days prior written notice to the holders thereof, if the average closing price of the Common Stock equals or exceeds $7.50 per share for 10 consecutive trading days ending on the date prior to the date of the notice of redemption. Concurrently herewith the Company is registering for resale 1,752,500 Warrants (the "Selling Warrantholder Warrants") held by 44 existing Warrantholders (the "Selling Warrantholders"). The Selling Warrantholders have agreed not to sell any Selling Warrantholder Warrants for a period of one year following the effective date of this Offering. Thereafter the Selling Warrantholder Warrants may be sold without any lock-up restrictions. The Company will not receive any of the proceeds of the sales of the Selling Warrantholder Warrants. See "Description of Securities."

    Prior to this offering (the "Offering") there has been no public market for the Common Stock or Warrants and there can be no assurance that any such market will develop. The initial public offering price of the shares of Common Stock, the Warrants and the exercise price and other terms of the Warrants have been
determined by negotiations between the Company and                    , as
representative of the Underwriters (the "Representative"). See Underwriting. The Company has applied to include the Common Stock and the Warrants for listing on the NASDAQ Stock Market's SmallCap Market under the symbols TGRA and TGRAW, respectively.

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER THE CAPTION "RISK FACTORS" WHICH APPEAR BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                                 PUBLIC         COMMISSIONS (1)        COMPANY(2)
Per Share of Common Stock................................  $                   $
Per Warrant..............................................  $                   $
      Total (3)..........................................  $                   $

(1) Does not reflect additional compensation to be received by
                       (the "Representative") in the form of: (i) a non-
    accountable expense allowance equal to    % of the gross proceeds of this
    Offering or $         ($      if the Underwriter's over allotment option
    described in footnote 3 is exercised in full), and (ii) an option to purchase up to 250,000 shares of Common Stock and 50,000 Warrants at 120% of the initial public offering price (the "Representative's Warrants"), exercisable for a period of four years, commencing one year after the effective date of the Registration Statement of which this Prospectus is a part. The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated
    at approximately $     , including the Representative's non-accountable
    expense allowance (assuming no exercise of the Underwriters' over-allotment option).

(3) The Company has granted the Underwriters an option, exercisable within 45 days of the date hereof, to purchase up to an additional 375,000 shares of Common Stock and 75,000 Warrants, exercisable within 45 days of the date hereof, solely to cover over-allotments, if any. If the Underwriters' over allotment option is exercisable in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling
    Stockholder will be $      , $      , $      , and $      , respectively.
    See "Underwriting."

    The Securities offered by this Prospectus are being offered by the Underwriters on a "firm commitment" basis subject to prior sale, when, as if accepted by the Underwriters, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer without notice and reject any order in whole or part. It is expected that delivery of the certificates
representing the Securities will be made in       ,       on or about
      , 1998.

                 The Date of this Prospectus is         , 1998

                             "OUTSIDE" OF GATE FOLD

    On this page appears a photograph of the Tegra driver featuring its Invisible Inset Hosel.

                            INSIDE OF GATE FOLD LEFT

    On this page appear several photographs including one of the Company's Tegra Retail Environment displaying the Company's golf equipment, apparel and accessories, one of Ian Woosnam with Tegra golf clubs and golf bag and one of Glen Day using the Tegra driver.

                             INSIDE GATE FOLD RIGHT

    On this page appear two photographs including one of the Tegra iron featuring its Invisible Inset Hosel and one showing four golfers using and/or wearing Tegra products.

                               INSIDE BACK COVER

    Red background with Tegra logo.

                         NOTICE TO CALIFORNIA INVESTORS

    Each purchaser of Common Stock in California must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1997, and estimated during 1998, of $65,000 or more from all sources; or (ii) a liquid net worth (excluding home, furnishings and automobiles) of $500,000 or more. Each California resident purchasing Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company intends to furnish to its security holders annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

    The Company uses and has applied to register in the United States the following marks: TEGRA-TM-, TEGRA T (and design)-TM-, T (and design)-TM-, GOLF FIRST-TM-, INVISIBLE INSET HOSEL-TM-, and NEMESIS-TM-. Other trademarks referred to in this Prospectus are not owned by the Company and the Company makes no claim of association with respect to those marks or their owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION, AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE RETROACTIVE EFFECT TO A NUMBER OF STOCK SPLITS AND REVERSE STOCK SPLITS AS DESCRIBED IN NOTE 6 TO THE COMPANY'S FINANCIAL STATEMENTS INCLUDED ELSEWHERE HEREIN AND ASSUMES (I) THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION HAS NOT BEEN EXERCISED, AND (II) THAT THE UNDERWRITERS' WARRANTS HAVE NOT BEEN EXERCISED. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

    THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" AND "BUSINESS."

                                  THE COMPANY

    The Company is a designer, marketer and manufacturer of premium quality golf equipment, apparel and accessories under the Tegra brand name. Tegra products represent a wide range of technologically innovative, premium-priced men's golf clubs, apparel and accessories that are sold in off-course golf specialty and on-course pro shops. Tegra golf clubs incorporate the Company's patent-pending Invisible Inset Hosel (the cylindrical chamber in which the shaft is attached to the club head), a feature designed to increase the accuracy and distance of golf shots, and were introduced into the US market in October 1997. In the spring of 1998, the Company began installing dedicated Tegra Retail Environments ("TREs") in select golf stores across the country and shipping a Tegra men's apparel line. TREs are defined spaces in golf shops which house the Company's equipment, apparel and accessories in an integrated, branded selling environment. The Company has installed 58 TREs in golf stores in 55 cities. The Company is in the process of opening additional TREs and expects to install up to 40 new TREs by year end. Tegra products are now available in over 100 golf shops nationwide and the Company expects they will be available in 400 golf shops by year end.

    The Company's business strategy is to establish itself as a leading designer, marketer and manufacturer of premium golf equipment, apparel and accessories by providing a complete range of products at the premium-priced segment of the golf market. The Company is implementing this strategy by: (1) creating products with proprietary, visibly distinct technology and design such as the Company's patent-pending Invisible Inset Hosel to differentiate the Company from its competitors while pricing such products competitively and (2) raising consumer demand for and awareness of the Company's products through innovative marketing programs such as TREs as well as traditional advertising, endorsements from professional golfers and use of infomercials.

    The Company was founded as Hippo, Inc. in 1996 and contemporaneously acquired a license from Hippo Holdings, Ltd. to sell value-priced HiPPO-TM-brand golf equipment, apparel and accessories in the United States. The Company's initial strategy was to sell value priced golf clubs that were presently available under the HiPPO-TM- brand and to simultaneously develop a premium-priced golf club brand because that segment of the golf market comprises approximately 70% of golf equipment sales and offers higher margins to manufacturers. This development effort resulted in the Tegra line of premium-priced golf equipment. The Company has since discontinued the distribution of value priced golf equipment to pursue opportunities offered by its Tegra products. On May 4, 1998, the Company sold its license to sell HiPPO-TM- products in the U.S. back to Hippo Holdings, Ltd. along with all existing HiPPO-TM- inventory, marketing materials and related liabilities. In return, the Company received a cash payment from Hippo Holdings, Ltd. of approximately $359,000. In addition Hippo Holdings, Ltd. returned to the Company 50,000 shares of the Company's Common Stock and assumed outstanding liabilities and commitments of the Company in excess of $1,000,000.

    INDUSTRY OVERVIEW. According to the National Golf Foundation ("NGF"), in 1997, wholesale sales of golf equipment in the U.S. were approximately $3.9 billion. In addition, wholesale sales of golf clubs are estimated to have increased at an annual compound growth rate of approximately 10.9% over the 5-year period from 1992 to 1997. The Company believes that a number of trends are likely to further increase the demand for golf products generally. These trends include: (i) the large numbers of golfers entering their 40s and 50s, the age when most golfers begin to play more often and increase their spending on the sport; (ii) growth in the number of golf courses; (iii) increasing interest in golf from women, junior and minority golfers; (iv) the large population who are beginning to enter their 20s, the age when golfers generally take up the sport; and (v) the rapid evolution of golf club designs and materials.

    PRODUCTS. Tegra golf clubs which incorporate the Company's patent-pending Invisible Inset Hosel are an evolution from current golf club technology. The Company's design moves or insets the shaft as close to the center of the club head as is permitted under USGA rules. As a result, the club head will rotate to the target faster than conventional designs, making it easier to square the club at impact and enabling the golfer to hit longer and straighter shots. The Company believes that the Company's Invisible Inset Hosel technology could be as significant to the golf industry as perimeter weighting, graphite shafts or oversize metal woods.

    The Company has conducted player testing on its woods and irons and the Company believes such testing shows its Tegra technology promotes straighter and longer golf shots than other leading premium-priced golf clubs. "Iron Byron" testing (robotic testing designed to repeat identical swings so different clubs can be compared under controlled conditions) of Tegra clubs has confirmed that both the woods and irons provide greater carry, roll and overall distance than certain leading premium-priced clubs while simultaneously increasing accuracy. Additional mechanical testing which has been recorded using high speed video shows that the Invisible Inset Hosel design produces a squarer club face at impact than other leading premium-priced clubs.

    The Company has also developed a line of Tegra men's apparel. The Company's apparel collection emphasizes quality, comfort and style and is intended to enhance a golfer's on-course performance. The Company is developing a full range of golf accessories which it plans to introduce to the U.S. market by Spring 1999. The Company has already begun selling headwear featuring ergonomic closures and intends to introduce items such as golf bags, umbrellas and towels.

    One of the Company's strategies is to deliver products which can achieve superior retail margin in order to incentivize retailers to sell more Tegra product. The Company estimates that retailers on average achieve 20% gross margin on sales from premium golf equipment. By pricing appropriately, the Company believes it is able to offer retailers products that can achieve superior margin. The Company expects that, on average, Tegra golf clubs will allow retailers to achieve 40% gross margin, while Tegra apparel will allow retailers to achieve in excess of 50% gross margin.

    MARKETING. By creating TREs, the Company has adapted a marketing model used by marketers of many leading brands of consumer products, who use in-store shops to increase sales and brand awareness. TREs are defined spaces in golf shops, which occupy from 50 to 150 square feet and consist of flooring, fixtures, graphics and point-of-purchase materials. Within a TRE, the Company markets its Tegra golf clubs, apparel and accessories in an integrated, branded environment designed to convey the image of the Company as innovative in golf club technology and distinctive in design.

    The Company's advertising focuses on the Company's visibly distinct technology and its performance benefits. The Company has produced and plans to air a series of Tegra golf tips which feature Tegra tour players Ian Woosnam and Glen Day. In addition, the Company is presently evaluating the possibility of producing an infomercial. The Company's goal is to test market this type of advertising in the fourth quarter of 1998.

    Tegra products are currently endorsed by five touring professionals including Ian Woosnam and Glen Day. Mr. Woosnam and Mr. Day each began endorsing Tegra products on January 1, 1998, although Mr. Woosnam does not yet have an endorsement contract. Mr. Woosnam competes using Tegra golf clubs, carrying a Tegra bag and wearing Tegra headwear and apparel. The Company is currently negotiating with Mr. Woosnam for him to endorse Tegra products through December 31, 2006. Mr. Woosnam has won more than 40 tournaments worldwide, including the 1991 Master's Tournament. Mr. Day has agreed to compete using Tegra golf equipment, carrying Tegra golf bags and accessories and wearing Tegra apparel and headwear. Since beginning his association with Tegra, Mr. Day has had three top three finishes on the United States PGA Tour.

    The Company's executive offices are located at 4400 North Federal Highway, Suite 410, Boca Raton, Florida 33431. The Company's telephone number is (561) 750-7528.

                                  THE OFFERING

Securities Offered..............  2,500,000 shares of Common Stock and 500,000 Warrants. See
                                  "Description of Securities."

Warrants........................  Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.90 per share
                                  (assuming an initial offering price of $6.00 per share)
                                  during the two year period commencing on the first
                                  anniversary of the effective date of this Offering (the
                                  "First Exercise Date"). The Warrants are redeemable by the
                                  Company at a redemption price of $0.125 per Warrant, at
                                  any time after the First Exercise Date, upon 30 days prior written notice to the holders thereof, if the average
                                  closing price of the Common Stock equal or exceeds $7.50
                                  per share, for 10 consecutive trading days ending on the
                                  day prior to the date of the Notice of redemption. See
                                  "Description of Securities."

Securities Outstanding Prior to
  the Offering..................  2,516,770 shares of Common Stock

Securities Outstanding
  Subsequent to the Offering
  (1)...........................  5,016,770 shares of Common Stock and 500,000 Warrants.

Use of Proceeds by the Company..  The net proceeds of this Offering will be used for repayment of indebtedness, the purchase of inventory, the
                                  payment of marketing and advertising expenses and working
                                  capital and other corporate purposes. See "Use of
                                  Proceeds."

NASDAQ Symbols..................  Common Stock--TGRA; Warrants--TGRAW

------------------------

(1) Does not include (i) the 500,000 shares of Common Stock issuable upon the exercise of the Warrants offered hereby, (ii) the 375,000 shares of Common Stock and 75,000 Warrants issuable upon the exercise of the Underwriters' over-allotment option, (iii) the 75,000 shares of Common Stock issuable upon exercise of the Warrants included in the Underwriters' over-allotment option, (iv) the 250,000 shares of Common Stock and 50,000 Warrants issuable upon exercise of the Representative's Warrants (or the 50,000 shares of Common Stock issuable upon exercise of the Warrants included therein), (v) 1,477,627 shares of Common Stock issuable upon the exercise of stock options and warrants outstanding on the date hereof or (vi) up to 1,752,500 Warrants issuable upon the exercise by certain bridge investors of the right to elect payment in Warrants of amounts due them in connection with the Company's bridge financing (the "Bridge Warrants") or 1,752,500 shares of Common Stock issuable upon exercise of such Bridge Warrants. See "Management -- Stock Option Plan," "Description of Securities" and "Underwriting."

                                  RISK FACTORS

    There can be no assurance that the Company will be able to achieve its business goals or ever achieve profitability. See "Risk Factors -- Precarious Financial Condition", "-- Ability to Continue as a Going Concern," and "-- History of Losses: Anticipation of Future Losses." The Company is substantially dependent on the efforts of its founders and principal officers who have no proven record of success in designing, marketing or manufacturing retail products. See "Risk Factors -- Lack of Experience of Management."

                             SUMMARY FINANCIAL DATA

    The following summary financial data, insofar as it relates to the period February 8, 1996 (inception) to January 31, 1997 and the year ended January 31, 1998, has been derived from the Company's audited financial statements, including the balance sheets at January 31, 1997 and 1998 and the related statements of operations, of changes in shareholders' deficit and of cash flows for the periods then ended, and notes thereto appearing elsewhere herein. The data for the three months ended April 30, 1997 and 1998 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The summary financial data should be read in conjunction with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto appearing elsewhere herein.

                                                       FOR THE PERIOD
                                                         FEBRUARY 8,
                                                            1996           FOR THE        FOR THE THREE MONTHS
                                                       (INCEPTION) TO    YEAR ENDED         ENDED APRIL 30,
                                                         JANUARY 31,     JANUARY 31,   --------------------------
                                                            1997            1998          1997          1998
                                                       ---------------  -------------  -----------  -------------
STATEMENT OF OPERATIONS DATA:
Revenue..............................................   $    --         $     741,120  $    16,575  $     310,768
Total costs and expenses.............................   $   2,375,708   $   5,190,123  $   664,981  $   1,913,854
Loss from operations.................................   $  (2,375,708)  $  (4,449,003) $  (702,284) $  (1,603,086)
Interest expense.....................................   $      (2,844)  $    (244,648) $   (29,847) $    (144,727)
Net loss.............................................   $  (2,378,552)  $  (4,693,651) $  (732,131) $  (1,747,813)
Basic and diluted net loss per share (1).............   $       (3.24)  $       (2.21) $     (0.81) $       (0.73)
Weighted average number of shares outstanding........         734,330       2,120,460      905,130      2,401,814

                                                                                           APRIL 30, 1998
                                                                                    -----------------------------
                                                                                                    AS ADJUSTED
                                                                                       ACTUAL           (2)
                                                                                    -------------  --------------
BALANCE SHEET DATA:
Current assets......................................  $      26,850  $     650,792  $   1,211,970   $  9,026,220
Working (deficit) capital...........................  $  (1,306,705) $  (5,056,682) $  (6,756,178)  $  6,300,072
Total assets........................................  $     227,347  $   1,005,055  $   1,805,463   $  9,619,713
Total liabilities...................................  $   1,373,555  $   5,747,474  $   8,008,148   $  2,766,148
Total shareholders' (deficit) equity................  $  (1,146,208) $  (4,742,419) $  (6,202,685)  $  6,853,565

------------------------

(1) Due to the Company's losses from continuing operations, the Company's diluted loss per share is the same as that of basic loss per share.

(2) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock and 500,000 Warrants offered hereby at assumed initial public offering prices of $6.00 per Share and $0.125 per Warrant, respectively, and the application of the net proceeds therefrom. See "Use of Proceeds." No effect has been given to the exercise of (i) the Warrants, (ii) the Underwriter's over-allotment option (iii) the Representative's Warrants (or the Warrants included therein) or (iv) the Bridge Warrants. See "Underwriting."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION, AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS HEREIN, PRIOR TO PURCHASING THE SECURITIES.

PRECARIOUS FINANCIAL CONDITION

    For the year ended January 31, 1998, the Company incurred net losses of $4,693,651, and for the three months ended April 30, 1998, the Company incurred net losses of $1,747,813. As of April 30, 1998, the Company had $28,475 in cash and an accumulated deficit of $8,820,016. The Company's current liabilities, as of such date, aggregated approximately $7,968,148 and exceeded the Company's current assets by approximately $6,756,178. The Company expects its cash needs subsequent to repayment of bridge loan debt for the next twelve months to be approximately $4,400,000. The Company does not presently have adequate cash from operations to meet these needs. In order to meet its needs for cash to fund its operations, the Company must obtain additional financing. The Company has been, although it is not presently, in default under a number of its arrangements, agreements and instruments with creditors. If this Offering is not successful or if the Company is unable to obtain significant additional financing, it may be obligated to seek protection from its creditors under the bankruptcy laws and the stockholders may lose their investment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"; and the financial statements and notes thereto included elsewhere in this Prospectus.

ABILITY TO CONTINUE AS A GOING CONCERN

    The Company's independent certified public accountants have issued their report dated June 9, 1998 on the financial statements of the Company as of January 31, 1998 and for the year then ended, which includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. Among the reasons cited by the independent certified public accountants as raising substantial doubt as to the Company's ability to continue as a going concern are the following: the Company has suffered recurring losses and negative cash flows from operations through January 31, 1998, has a shareholders' deficit and working capital deficiency as of January 31, 1998, and is dependent on raising additional financing in order to fund its existing level of operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. If this Offering is not successful or if the Company is unable to secure significant additional financing, it may be obliged to seek protection under the bankruptcy laws and the stockholders may lose their investment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"; and the financial statements and notes thereto included elsewhere in this Prospectus.

HISTORY OF LOSSES; ANTICIPATION OF FUTURE LOSSES

    The Company has incurred operating losses since its inception and had an accumulated deficit of $8,820,016 as of April 30, 1998. The Company incurred a net loss of $4,693,651 for the twelve months ended January 31, 1998, as compared with a net loss of $2,378,552 for the period ended January 31, 1997. The Company incurred a net loss of $1,747,813 for the three months ended April 30, 1998, as compared with a net loss of $732,131 for the three months ended April 30, 1997. Such losses have resulted principally from expenses incurred from general and administrative costs, research and development and marketing costs incurred during the Company's development efforts. The continued development of the Company's business will require the commitment of substantial resources to establish sales and marketing capabilities. The amount of net losses and the time required by the Company to reach sustained profitability are highly uncertain, and to achieve profitability the Company must, among other things, successfully establish sales and marketing capabilities by itself or with third parties. There is no assurance that the Company will ever generate substantial revenues from its products or achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LACK OF EXPERIENCE OF MANAGEMENT

    The Company is substantially dependent on the efforts of its founders and principal officers. The Company was founded in 1996 and has only recently entered the market for premium-priced golf products. Management has no proven record of success in designing, marketing or manufacturing retail products. In addition, as the current employees are insufficient to cover the anticipated operations of the Company beyond the near term, the Company is seeking to hire additional personnel principally in sales and marketing. No assurance can be given that the Company will be successful in recruiting and retaining such personnel. The golf market is a highly competitive market for personnel and new personnel could be costly in terms of cash compensation or equity necessary to attract them to the Company or may not be available to the Company on any terms. The Company currently has no employment contracts or non-competition agreements with any of its founders or principal officers.

DEPENDENCE ON OFFERING PROCEEDS

    The Company's capital requirements have been and will continue to be significant. The Company is dependent on and intends to use a substantial portion of the proceeds of this Offering to fund purchases of inventory and implement its marketing strategies. The Company also plans to use approximately $6,045,000 of the proceeds of this Offering to repay indebtedness. See "Use of Proceeds." The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds of this Offering, together with cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for the next 18 months. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this Offering or cash flows otherwise prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company will be required to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations. The Company has no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LIMITED HISTORY

    The Company has a limited operating and financial history for potential investors to consider in assessing the advisability of an investment in the Company. The Company must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of any significant operating history, any significant revenues, losses from continuing operations and the presence of outstanding payables and significant commitments, along with the uncertainties of the development and marketing of new products. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by new businesses in a highly competitive industry. To date the Company has achieved limited sales and during the year ended January 31, 1998 the Company incurred losses of $4,693,651 on revenues of $741,120. To address these risks, the Company must, among other things, successfully increase the scope of its operations, respond to competitive and technological developments, continue to attract, retain and motivate qualified personnel and continue to develop and obtain market acceptance of its products. There can be no assurance that the Company will be successful in addressing these risks and challenges. See "-- Lack of Experience of Management."

LITIGATION

    The Company has received a letter from Tatsuya Saito requesting that the Company review its TEGRA line of clubs in view of a patent issued to him on July 12, 1994 (the "Saito Patent"). The Saito Patent covers certain aspects of a club head and hosel, including the positioning of the hosel inset relative to the club head. The Company has referred this request to independent outside patent counsel. The Company does not believe that the TEGRA line of clubs infringes any of the claims of the Saito Patent; however, there can be no assurance that a court will not conclude that one or more of the Company's products does not infringe the Saito Patent, or any other patent. If Mr. Saito is successful in asserting his patent, it could require the Company to alter or withdraw existing products, delay or prevent the introduction of new products, or force the Company to pay damages if the products have been introduced. See "-- Intellectual Property" and "Business -- Legal Proceedings."

    The Company has received a letter from Vardon Golf Company, Inc. ("Vardon") asserting that the Company's TEGRA woods and irons infringe one of the claims of its patent issued on April 12, 1994 (the "Vardon Patent"). The Vardon Patent includes claims directed to a number of aspects of a golf club head and hosel, including claims directed to an extended radius of gyration, which includes an aspect of the club head extending behind the hosel. Vardon filed a complaint in the Northern District of Illinois, Eastern Division, on May 13, 1998, in which Vardon alleges that six companies have manufactured, sold, offered to sell and distributed in the United States, specifically in the Northern District of Illinois, wood-type and iron golf club products that are covered by at least one claim of the Vardon Patent and a related design patent. The Company does not believe that the TEGRA line of clubs infringes any of the claims of these patents and the Company is in the process of preparing a response to the complaint; however, there can be no assurance that a court will not conclude that the Company does not infringe one or the other of these patents, or both. If Vardon is successful in asserting its patent, it could require the Company to alter or withdraw existing products, delay or prevent the introduction of new products, or force the Company to pay damages if the products have been introduced. See "-- Intellectual Property" and "Business -- Legal Proceedings."

DEPENDENCE ON PRODUCT INTRODUCTION

    The Company believes that the introduction of new, innovative golf clubs will be crucial to its future success. The Company has just begun to sell products to retailers but there can be no assurance that the Company's newly developed products will be accepted by consumers or preferred by consumers over other companies' products. There can also be no assurance that the Company will successfully develop new products. New models and basic design changes are frequently introduced into the golf club market but often meet with consumer rejection. Failure by the Company to identify and develop products that achieve widespread market acceptance would adversely affect the Company's future growth and profitability. Additionally, successful technologies, designs and product concepts are likely to be copied by competitors. Accordingly, the Company's operating results could fluctuate as a result of the amount, timing and market acceptance of new product introductions by the Company or its competitors.

    In addition the Company plans to introduce new apparel and accessories. The Company has only recently begun to sell some of these products to retailers. There can be no assurance that the Company's apparel and accessories will be accepted by consumers. There can also be no assurance that the Company will be able to design or sell new apparel and accessories in the future. Failure of the Company's current and planned apparel and accessories would adversely affect the Company's future growth and profitability.

POTENTIAL CHANGES IN USGA REGULATIONS

    The design of new golf clubs is also greatly influenced by rules and interpretations of the United States Golf Association ("USGA"). Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new clubs to assure compliance with USGA Rules. The Company has received an authorization letter from the USGA stating that the Tegra irons and titanium metal woods conform with USGA Rules. Although the Company believes that all future clubs designed by the Company will conform with USGA Rules, no assurance can be given that any new products will receive confirmation of such. In the past, the USGA has made changes in the rules and regulations governing golf equipment. No assurance can be given that it will not do so in the future, any such action by the USGA which changes the rules regarding golf equipment could have a material adverse effect on the Company.

INTELLECTUAL PROPERTY

    TRADEMARKS. The Company has applied in the United States for registration of the following marks: TEGRA, TEGRA T (and design), T (and design), GOLF FIRST, INVISIBLE INSET HOSEL, and NEMESIS. The Company has only applied to register the mark TEGRA outside the U.S., and has only sought to register that mark in Canada, the United Kingdom, Japan and Taiwan. The Company has received notices of allowance from the U.S. Patent and Trademark Office ("PTO") for the marks TEGRA, TEGRA T (and design), T (and design), and NEMESIS. While the Company has undertaken U.S. trademark searches through standard trademark search channels for some of the marks for which the Company seeks registration and the search results reveal that these marks appear to be available for use and registration in the U.S. in connection with golf clubs and some golf accessories and golf related apparel, no assurance can be given that such searches uncovered all existing or potentially conflicting marks. Outside the U.S., the Company has not undertaken any trademark searches to determine whether any of these marks is available for use or registration in connection with golf clubs, golf accessories or golf related apparel.

    No assurances can be given that any or all of the Company's applications for these trademark registrations will be granted. Additionally, no assurances can be given that any issued trademark registrations will give the Company exclusive rights to use the marks with respect to all of the goods or services the Company may propose to sell. The Company does not plan to introduce any product which is covered by any third party U.S. or foreign trademark, registration or trademark rights known to the Company. To date, there have been no interruptions in the Company's business as the result of any claim of infringement. However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others. The effects of such assertions could include requiring the Company to alter or withdraw existing trademarks or products delaying or preventing the introduction of products, or forcing the Company to pay damages if the products have been introduced.

    PATENTS. The Company has filed an application for a United States patent claiming certain elements of the Company's Tegra line of inset woods and irons, and the Company has filed a Patent Cooperation Treaty patent application, designating all countries, that is based on such United States patent application. Based on the results of a patent search conducted by outside patent counsel, the Company is of the view that various aspects of the Tegra line of woods and irons may be patentable, but no assurance can be given that any of the foregoing patent applications or any future application for a utility or design patent will be granted by the U.S. PTO or any other PTO or, if a patent issues, as to the scope of any patent that might issue, or that any such patent will prevent misappropriation or duplication of the Company's products or similar products by competitors, or that the Company will have the rights or resources to commercialize products on the basis of any new patents. There can be no assurance that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be very substantial and could be beyond the Company's financial means, even if the Company could otherwise prevail in such litigation. Furthermore, there can be no assurance that others will not independently develop similar designs or technologies, duplicate the Company's designs and technologies or design around the patented aspects of the Company's technology.

    There are numerous patents granted with respect to golf technology, and the Company cannot provide any assurances that any particular product of the Company will not infringe any issued patent or any patent that issues in the future from an application that is currently pending with any of the PTOs, or will not infringe any other right of any third party. To date, there have been no interruptions in the Company's business as the result of any claim of patent infringement. However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others. The Company has not obtained an opinion from its patent counsel that the Company's products do not infringe on the rights of others. The effects of assertion of patent rights of third parties could include requiring the Company to alter or withdraw existing products, delaying or preventing the introduction of products, or forcing the Company to pay damages if the products have been introduced. See "-- Litigation" and "Business -- Legal Proceedings."

GLOBAL ESTABLISHMENT OF TEGRA-TM- BRAND

    The Company's business strategy includes the global use of the TEGRA brand name. Successfully implementing this strategy requires that the Company create recognition of the TEGRA brand, which is new to the golf industry and establish trademark rights in the TEGRA and TEGRA T (and design) marks. Implementing this strategy requires the commitment of substantial financial resources. There can be no assurance that the proceeds of this Offering will be sufficient to implement this strategy or that the Company will be able to obtain any additional financing on acceptable terms or at all.

RISK OF RETAILERS' REFUSAL TO PLACE OR MAINTAIN TEGRA RETAIL ENVIRONMENTS

    A significant component of the Company's corporate strategy is the installation of TREs within stores of the Company's targeted Tegra retailers. There can be no assurance, however, that such retailers will be willing to place the TREs in their stores, or that, if such TREs are installed, their performance will meet the Company's expectations. Moreover, there can be no assurance that, if such TREs are installed, the retailers will agree to keep such TREs in place. The Company's failure to persuade such retailers to place or keep TREs in their stores, or the failure of such TREs to perform up to their expectations, would have a material adverse effect on the Company's business.

COMPETITION

    The Company will face intense competition for customers because the golf equipment and apparel industry is highly competitive and is characterized by the frequent introduction of new products. The Company's competitors consist of several well established domestic and foreign companies, the substantial majority of which have significantly greater financial resources than the Company, longer operating histories in the golf industry, well established reputations, and marketing, distribution and service networks, larger product lines than the Company, and greater management and technical resources. Accordingly, many of these competitors will have greater financial resources to devote to areas such as advertising, marketing and club development, and consequently the cost of entry into the golf market is higher than in many markets. A manufacturer's ability to compete is in part dependent upon its ability to satisfy various subjective requirements of golfers, including the golf club's "look" and "feel" and the level of acceptance that the golf club has among professional and other golfers. Additionally, the apparel industry is driven by, among other factors, fashion considerations and no assurance can be given that the Company's designs will be accepted by consumers or preferred by consumers over other companies' products.

SOURCES OF SUPPLY

    As is the case with most golf club manufacturers, the Company will import club heads and other components from companies in Asia, including companies located in mainland China. In the event that the Company should fail to establish adequate sources of supply, lose its sources of supply for these materials and components, or experience delays in receiving delivery from such sources, the Company would sustain shortages of materials and components and incur delays in meeting delivery deadlines. The Company would also experience such difficulties in the event that any supplier was unable or unwilling to meet the Company's requirements. Any of these occurrences could have a material adverse effect on the Company's operating results. Additionally, the Company faces certain risks associated with importing goods from other countries such as the risk of currency fluctuations, government imposed quotas, work stoppages, political instability and the difficulty in enforcing contracts.

    The Company relies on a limited number of suppliers for a significant portion of the component parts used in the manufacture of its golf clubs. The Company could in the future experience shortages of components or periods of increased price pressures, which could have a material adverse effect on the Company's business, operating results or financial condition. In addition, failure to obtain adequate supplies or fulfill customer orders on a timely basis could have a material adverse effect on the Company's business, operating results or financial condition.

SEASONALITY; DISCRETIONARY CONSUMER SPENDING

    Golf is generally regarded as a warm weather sport and accordingly, sales of golf equipment reflect a seasonality of market demand and have historically been strongest in the first and second quarters of each year with the weakest sales occurring during the fourth quarter. Due to the seasonality of the industry, results from any one or more quarters are not necessarily indicative of annual results or continuing trends. Additionally, quarterly results may vary from year to year due to the timing of new product introductions by both the Company and its competitors, advertising expenditures, promotional periods; competitive pressures resulting in lower than expected average selling prices; and the volume of orders that are received and that can be fulfilled in a quarter. Additionally, due to the outdoor nature of the sport, golf sales are influenced by the weather and inclement or unseasonable weather conditions can adversely effect the Company's operating results. In addition, sales of golf clubs are dependent on discretionary consumer spending, which may be affected by general economic conditions. A decrease in consumer spending generally could result in decreased spending on golf equipment, which could have a material adverse effect on the Company's business, operating results and financial condition. Any one or more of the above factors could result in the Company failing to achieve its expectations as to future sales or net income.

    Because in the short term most operating expenses are relatively fixed, the Company may be unable to adjust spending sufficiently in a timely manner to compensate in the event of any unexpected sales shortfall. Any such failure by the Company could materially adversely affect quarterly results of operations. If technological advances by competitors or other competitive factors require the Company to invest significantly greater resources than anticipated in research and development or sales and marketing efforts, the Company's business, operating results or financial condition could be materially adversely affected. Accordingly, the Company believes that comparisons of its results of operations on a period to period basis should not be relied upon as an indication of future performance. Additionally, the results on any quarter are not indicative of results to be expected for a full fiscal year. Fluctuations in operating results or any of the numerous other factors discussed above or below may result in certain future quarters in the Company's results of operations may be below the expectations of public market analysts or investors. In these events, the market price of the Common Stock and Warrants would be materially adversely affected.

RESPONSIBILITY FOR MARKDOWNS

    In the apparel industry, the prices of products that are not sold by retailers in a timely manner are often marked down. It is customary in the industry for the seller of such products to share markdown costs with the retailers and the Company anticipates that it will share such costs with, to the extent they are incurred by, its major customers in order to maintain its relationships with such customers.

POTENTIAL ACQUISITIONS

    The Company may in the future utilize a portion of the net proceeds of the Offering to pursue acquisitions of complementary services or businesses. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services and personnel of the acquired company, the diversion of management's attention from other business concerns, entering markets in which the Company has little or no direct prior experience and the potential loss of key employees of the acquired company. The Company has not consummated any acquisitions and currently has no agreements or understandings with regard to any acquisitions. Shareholders will not vote on any potential acquisitions (unless required by NASDAQ regulations or applicable law) nor have the opportunity to review any potential acquisition candidate. See "-- Representative's Influence Over Potential Future Capital Financing."

LISTING AND MAINTENANCE CRITERIA FOR NASDAQ SYSTEM; "PENNY STOCK" REGULATIONS.

    The National Association of Securities Dealers, Inc. (the "NASD"), which administers Nasdaq, requires, among other things, for a company's securities to be listed on the Nasdaq SmallCap Market, that the Company have at least $4,000,000 in total assets and a $5,000,000 market value of the public float. Further, initial listing requires three market makers and a minimum bid price of $4.00 per share. Continued inclusion in the Nasdaq SmallCap Market currently requires two market makers and a minimum bid price of $1.00 per share and a market value of the public float of at least $1,000,000 among other requirements. If the Company fails to maintain the Nasdaq minimum threshold requirements, it would lose Nasdaq listing and trading, if any, in the securities would be conducted in the over-the-counter market known as the NASD OTC Electronic Bulletin Board, or more commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock.

    The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the Common Stock and Warrants are accepted for quotation on Nasdaq, they will initially be exempt from the definition of "penny stock." If the Common Stock and Warrants are later removed from listing by Nasdaq and are traded at a price below $5.00, the Common Stock and Warrants may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Common Stock and Warrants to persons other than established customers and institutional accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell the Common Stock and Warrants in the secondary market.

REPRESENTATIVE'S INFLUENCE OVER POTENTIAL FUTURE CAPITAL FINANCING

    The Company has agreed that for a period of 60 months from the date of this Prospectus, it will not sell or otherwise dispose of any securities (with the exception of the shares of Common Stock issued upon exercise of currently outstanding options or warrants, and options granted under the Company's 1996 Incentive and Non-qualified Stock Option Plan or the Company's 1998 Incentive and Non-qualified Stock Option Plan) without the Representative's prior written consent. The Company has also agreed that, for a period of 60 months from the date of this Prospectus, it will not sell or issue any securities pursuant to Regulation S under the Securities Act nor any preferred stock without the Representative's prior written consent. These agreements represent significant potential restrictions on the Company's ability to raise capital or consummate any merger or acquisition through the sale or issuance of the Company's securities. Should the Company need to raise capital or complete a merger or acquisition transaction through the sale or issuance of its securities within the applicable time frame of these agreements, the refusal of the Representative to grant its consent would have a material adverse effect on the Company. The Representative has informed the Company that these agreements are for the purpose of encouraging the Company not to issue additional securities on terms that would be dilutive to investors who participate in this Offering, although there can be no assurance that additional sales of securities will not occur that may have dilutive effects. The Representative has further advised the Company that in determining whether consent will be granted the Representative will consider on a case-by-case basis, in addition to the potential dilution to existing shareholders, a number of factors, including the Company's current need for additional financing, the purposes for which the financing is sought, the cost and availability of alternative sources of non-equity financing and, in the case of a proposed acquisition, the type of business to be acquired, its relation to the Company's current business and the existence of alternative methods of financing the transaction. See "Underwriting."

PAYMENTS TO AFFILIATES

    The Company plans to use approximately $765,000 from the proceeds of the Offering to repay outstanding loans to certain stockholders. These shareholders currently hold Common Stock of the Company as well as options and/or warrants to purchase additional shares in the following amounts and exercise prices. Paul H. Berger, the co-founder, Chairman of the Board of Directors, and Chief Executive Officer of the Company, will receive approximately $152,500. He currently owns 1,430,120 shares of the Common Stock of the Company and has options to purchase 19,577 shares at the exercise price of $0.225 per share. Jim G. Dodrill II, the co-founder, President, General Counsel, and a Director of the Company, will receive $102,500. He currently owns 184,833 shares of the Common Stock of the Company and has options to purchase 336,510 shares at an average exercise price of $1.76 per share. Stanley Berger, father of Paul Berger and a member of the Company's Advisory Board, will receive $510,00. He currently owns none of the Common Stock of the Company, but has warrants to purchase 108,002 shares at an average exercise price of $1.73 and an option to purchase 4,444 shares at the exercise price of $2.75 per shares. See "Use of Proceeds" and "Certain Transactions."

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    Upon completion of this Offering, Messrs. Berger and Dodrill will own approximately 36.7% of the outstanding Common Stock of the Company, assuming no exercise of options or warrants. Although no voting arrangement exists among them, the Company's principal stockholders and current management will, as a practical matter, be able to control the outcome of most matters submitted for shareholder approval including the election of directors and amendments to the Company's Certificate of Incorporation and otherwise direct the affairs of the Company. See "Principal Shareholders."

FUTURE SALES OF COMMON STOCK PURSUANT TO RULE 144

    The 2,516,770 shares of Common Stock issued prior to this Offering are "restricted securities" as that term is defined by Rule 144 under the Securities Act, and in the future, may be sold in compliance with Rule 144 or pursuant to an effective registration statement. The 1,449,697 shares owned by Mr. Berger and the 521,343 shares owned by Mr. Dodrill are subject to the provisions of lock-up agreements between Messrs. Berger and Dodrill and the Representative. Ordinarily, under Rule 144, a person who has beneficially owned restricted securities for a period of one year may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (i) 1% of the outstanding number of shares of a particular class of such securities or (ii) the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. In the future, sales of restricted stock pursuant to Rule 144 may have an adverse effect on the market price of the Company's Common Stock should a public trading market develop for such shares.

    In addition to the restrictions under Rule 144, the shares of Common Stock owned by each officer, director and 5% stockholder of the Company upon completion of the Offering or hereafter acquired by either of them will be subject to a lock-up period of 24 months from the date of this Prospectus. On each of the second and third anniversaries of this Prospectus, 25% of their shares will be released from this restriction. On the fourth anniversary of this Prospectus all remaining shares will be released from this restriction. See "Shares Available for Future Sale."

    Prior to this Offering, there has been no market for the Common Stock. The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price of Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED FOR ISSUANCE PURSUANT TO STOCK
  OPTION PLAN

    The Company has reserved 1,150,000 and 800,000 shares of Common Stock for issuance to employees, officers, directors, and consultants pursuant to option exercises under the Company's 1996 Incentive and Non-qualified Stock Option Plan and the Company's 1998 Incentive and Non-qualified Stock Option Plan, respectively. To date, the Company has granted options to purchase a total of 808,688 shares of Common Stock, at prices ranging from $0.225 to $9.20 per share. The existence of these options may be perceived as an overhang on the market and therefor may prove to be a hindrance to the Company's future equity financing. Sales in the public market of substantial amounts of Common Stock, or the perception that such sales could occur, could depress prevailing market prices for the Common Stock. See "Management -- Stock Option Plans," "Certain Transactions" and "Underwriting."

POSSIBLE ISSUANCE OF PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), with designations, rights, and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "-- Representative's Influence Over Potential Future Capital Financing" and "Description of Securities."

SUBSTANTIAL DILUTION; DISPROPORTIONATE CONSIDERATION PAID BY NEW SHAREHOLDERS

    Based upon the net tangible book value of the Company at April 30, 1998, investors in this Offering will suffer an immediate and substantial dilution of their investment of approximately $4.62 or 77% in net tangible book value per share. The cash consideration paid by new investors in this Offering is 86.25% of the total consideration paid for the securities of the Company that will be outstanding after this Offering. To the extent outstanding options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

LACK OF PRIOR MARKET FOR THE COMMON STOCK OR WARRANTS

    Prior to this Offering, there has been no public trading market for the Common Stock or Warrants and there can be no assurances that a public trading market for the Common Stock or Warrants will develop or, if developed, will be sustained. Although the Company has applied to list the Common Stock and Warrants on the NASDAQ SmallCap Market, there can be no assurance that a regular trading market will develop for the Common Stock or Warrants offered hereby, or, if developed, that it will be maintained. If for any reason the Company fails to maintain sufficient qualifications for continued listing on the NASDAQ SmallCap Market or a public trading market does not develop, purchasers of the Common Stock or Warrants may have difficulty selling their Common Stock or Warrants should they desire to do so.

ARBITRARY DETERMINATION OF OFFERING PRICE AND WARRANT EXERCISE PRICE

    The initial public offering price of the Common Stock and the Warrants and the Warrant exercise price have been determined by negotiations between the Company and the Representative and do not necessarily bear any relationship to the Company's assets, net worth or results of operations, or any other established criteria of value. The offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock and Warrants offered hereby. After completion of this offering, such price may vary as a result of market conditions and other factors. See "Description of Securities" and "Underwriting."

IMPACT ON MARKET OF WARRANT EXERCISE

    In the event of the exercise of a substantial number of Warrants and the Warrant exercise price within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of Common Stock of the Company in the trading market could materially adversely affect the market price of the Common Stock. See "Description of Securities -- Warrants."

ADJUSTMENTS TO WARRANT EXERCISE PRICE AND EXERCISE DATE

    The Company, in it sole discretion, may reduce the exercise price of the Warrants and/or extend the time within which the Warrants may first be exercised. Further, in the event the Company issues certain securities or makes certain distributions to shareholders, the exercise price of the Warrants may be reduced. Any such price reductions (assuming exercise of the Warrants) will provide less money for the Company and possibly materially adversely affect the market price of the Common Stock and Warrants.

REDEMPTION OF REDEEMABLE WARRANTS

    The Warrants are subject to redemption by the Company, at any time after the First Exercise Date, at a price of $0.125 per Warrant upon 30 days prior written notice to the holders thereof, if the average closing bid price for the Common Stock equals or exceeds $7.50 per share for ten consecutive trading days. In the event that the Warrants are called for redemption by the Company, holders thereof will have 30 days during which they may exercise their rights to purchase shares of Common Stock. In the event a current prospectus is not available, the Warrants may not be exercised and the Company will be precluded from redeeming the Warrants. If holders of the Warrants elect not to exercise them upon notice of redemption thereof, and the Warrants are subsequently redeemed prior to exercise, the holders thereof would lose the benefit of the difference, if any, between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. As a result of an exercise of the Warrants, existing shareholders would be diluted and the market price of the common Stock may be adversely affected. If holders of the Warrants fail to exercise their rights under the Warrants prior to the date set for redemption, then they will be entitled to receive only the redemption price, $0.125 per Warrant. See "Description of Securities -- Warrants."

POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN THE COMMON STOCK AND
  WARRANTS

    Although they have no legal obligation to do so, the Underwriters from time to time may act as market makers and otherwise effect transactions in the Common Stock and Warrants. Unless granted an exemption by the Securities and Exchange Commission (the "Commission") from Rule 103 of Regulation M under the Exchange Act, the Underwriters will be prohibited from engaging in any market making activities or solicited brokerage activities with respect to the Common Stock and Warrants for the period from five business days prior to any solicitation of the exercise of any Warrant or five business days prior to the exercise of any Warrant based on a prior solicitation until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriters may have to receive such a fee for the exercise of the Warrants following such solicitation. As a result, the Underwriters may be unable to continue to provide a market for the Common Stock and Warrants during certain periods while the Warrants are exercisable. The prices and liquidity of the Common Stock and Warrants may be materially and adversely affected by the cessation of the Underwriters market making activities. In addition, there is no assurance that the Underwriters will continue to be market makers in the Common Stock and Warrants. The prices and liquidity of the Common Stock and Warrants may be affected significantly by the degree, if any, of the Underwriters' participation in the market. The Underwriters may voluntarily discontinue such participation at any time. Further, the market for, and liquidity of, the Common Stock and Warrants may be adversely affected by the fact that a significant amount of the Common Stock and Warrants may be sold to customers of the Underwriters. See "Underwriting."

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE
  EXERCISE OF THE WARRANTS.

    The Company will be able to issue shares of its Common Stock upon the exercise of the Warrants only if (i) there is a current prospectus relating to the Common Stock issuable upon exercise of the Warrants under an effective registration statement filed with the Commission and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company will undertake to use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock subject to the Warrants offered hereby, there can be no assurance that the Company will be successful in doing so. After a registration statement becomes effective, it may require continuous updating by the filing of post-effective amendments. A post-effective amendment is required (i) when, for a prospectus that is used more than nine months after the effective date of the registration statement, the information contained therein (including the audited financial statements) is as of a date more than 16 months prior to the use of the prospectus, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan of distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for at least nine months following the date of this Prospectus, assuming a post-effective amendment is not filed by the Company. The Company intends to qualify the sale of the Common Stock and Warrants in a limited number of states, although certain exemptions under certain state securities laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock upon exercise of the

Warrants. The Company may decide not to seek, or may not be able to obtain, qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the foregoing requirements. See "Description of Securities."

REPRESENTATIVE'S WARRANTS

    In connection with the Offering, the Company will sell to the Representative, for nominal consideration, warrants to purchase an aggregate of 250,000 shares of Common Stock and 50,000 Warrants. The Representative's Warrants will be exercisable for a period of four years, commencing one year after the effective date of the Registration Statement of which this Prospectus is a part, at an exercise price of 120% of the initial public offering price of the Common Stock and Warrants. The holder of the Representative's Warrants will have the opportunity to profit from a rise in the market price of the Securities, if any, without assuming the risk of ownership. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Representative's Warrants are outstanding. At any time when the holder thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Representative's Warrants.

    The Representative has demand and "piggyback" registration rights with respect to the Common Stock owned by the Representative, the Representative's Warrants and the Common Stock and Warrants issuable upon exercise of the Representative's Warrants. Any future exercise of these registration rights may cause the Company to incur substantial expense and could impair the Company's ability to raise capital through the public sale of its securities. See "Dilution," "Shares Eligible for Future Sale" and "Underwriting."

NO DIVIDENDS ANTICIPATED

    The Company has never paid any dividends. It expects that it will retain its earnings, if any, for the foreseeable future to finance its operations and will not pay dividends to investors.

LIMITED LIABILITY OF DIRECTORS

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation eliminated personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances. Accordingly, stockholders may have limited rights to recover money damages against the Company's directors for breach of fiduciary duty.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the shares of Common Stock and Warrants offered by the Company hereby are estimated at approximately $13,056,250, based on an assumed initial public offering prices of $6.00 per shares of Common Stock and $0.125 per Warrant (approximately $15,089,688 if the Underwriters' over-allotment option is exercised in full). The Company expects such net proceeds (assuming no exercise of the Underwriters' over-allotment option) to be utilized in approximately the manner set forth in the following table:

                                                                           APPROXIMATE    APPROXIMATE PERCENTAGE OF
APPLICATION OF PROCEEDS                                                   DOLLAR AMOUNT         NET PROCEEDS
------------------------------------------------------------------------  --------------  -------------------------
Repayment of existing bridge debt(1)....................................   $  6,045,000               46.30%
Purchase of Inventory...................................................      1,950,000               14.94
Advertising and Marketing...............................................      1,750,000               13.40
Purchase of Fixed Assets................................................        200,000                1.53
Working capital and general corporate purposes..........................      3,111,250               23.83
                                                                          --------------             ------
    Total...............................................................   $ 13,056,250              100.00%
                                                                          --------------             ------
                                                                          --------------             ------

------------------------

(1) Includes $803,000 of net indebtedness incurred after April 30, 1998 and $255,000 of advances from officers. Of the $6,045,000, approximately $765,000 will be used to repay affiliates of the Company. See "Certain Transactions."

    A portion of the net proceeds may be used for acquisitions. Although the Company is engaged from time to time in discussions relating to possible acquisitions, the Company presently has no agreements, understandings or commitments with respect to any acquisitions. The foregoing represents the Company's current estimate of its allocation of the net proceeds of this Offering based upon the current status of its business operations, its current plans, and current economic and industry conditions. Future events, as well as changes in economic or competitive conditions or the Company's business and the results of the Company's sales and marketing activities, may make different uses of funds necessary or desirable. The Company will require the consent of the Representative to engage in any such transations. See "Risk Factors -- Representative's Influence Over Potential Future Capital Financing."

    If the Underwriters exercise the over-allotment option in full, the Company will realize additional net proceeds of approximately $2,033,438, which will be added to the Company's working capital.

    The Company believes that the proceeds of this Offering, together with cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for the next 18 months. The Company's financial requirements will depend upon, among other things, the growth rate of the Company's business, the amount of cash flow generated by operations and the company's ability to borrow funds to produce inventory or for working capital purposes. Should the Company require additional debt or equity financing to support its operations, there can be no assurance that such additional financing will be available to the Company on commercially reasonable terms, or at all.

    Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short term certificates of deposit, money market funds or other short-term interest bearing investments.

    The Company anticipates that the proceeds, if any, received from any exercise of the Warrants or the Underwriters' Warrants (or the Warrants included therein) will be utilized for working capital and other corporate purposes.

                                    DILUTION

    The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total assets less intangible assets and liabilities) by the total number of shares of Common Stock outstanding.

    At April 30, 1998 the net tangible deficit of the Company was ($6,221,985), or approximately ($2.55) per share. After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock in this Offering (at an assumed offering price of $6.00 per share) and the 500,000 Warrants in this Offering (at an assumed offering price of $.125 per Warrant) and the Company's use of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the pro forma net tangible book value of the Common Stock at April 30, 1998 would have been $6,834,265 or approximately $1.38 per share. This represents an immediate pro forma increase in net tangible book value of $3.93 per share to the Company's present shareholders and an immediate pro forma dilution of $4.62 per share to the purchasers of shares of Common Stock in this Offering. The following table illustrates this per share dilution:

Assumed initial public offering price (per share of Common
  Stock)(1)................................................             $    6.00
Net tangible deficit per share at April 30, 1998...........  $   (2.55)
Increase per share attributable to shares offered hereby...  $    3.93
                                                             ---------
Pro forma net tangible book value per share after the
  Offering.................................................             $    1.38
                                                                        ---------
Dilution of net tangible book value per share to purchasers
  in this Offering (2).....................................             $    4.62
                                                                        ---------
                                                                        ---------

------------------------

(1) Represents the assumed initial public offering price per share of Common Stock before deduction of the underwriting discount and estimated expenses of the Offering.

(2) Assuming no exercise of Warrants or the Underwriters' over-allotment option. See "Description of Securities" and "Underwriting."

    The following table sets forth on a pro forma basis as of April 30, 1998, the number and percentage of shares of Common Stock issued, and the amount and percentage of consideration and average price per share paid by existing shareholders of the Company, and to be paid by purchasers pursuant to this Offering (based upon an assumed initial public offering price of $6.00 per share of Common Stock and before deducting the underwriting discount and estimated expenses of this Offering):

                                                       OWNERSHIP
                                                 ----------------------        CONSIDERATION
                                                   NUMBER                -------------------------   AVERAGE PRICE
                                                 OF SHARES    PERCENT       AMOUNT       PERCENT       PER SHARE
                                                 ----------  ----------  -------------  ----------  ---------------
Existing Shareholders..........................   2,440,105      49.39%  $   2,390,416      13.75%     $    0.98
New Shareholders...............................   2,500,000      50.61%     15,000,000      86.25%     $    6.00
                                                 ----------  ----------  -------------  ----------
      Total....................................   4,940,105     100.00%  $  17,390,416     100.00%     $    3.52
                                                 ----------  ----------  -------------  ----------
                                                 ----------  ----------  -------------  ----------

    The foregoing table gives effect to the sale of the shares of Common Stock offered hereby and does not give effect to the exercise of the Underwriters' over-allotment option, any Warrants or the Underwriters' Warrants.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of April 30, 1998 and as adjusted giving effect to the sale by the Company of the 2,500,000 shares of Common Stock and 500,000 Warrants offered hereby. The table has not been adjusted to give effect to the exercise of the Underwriter's over-allotment option, the exercise of the Warrants, or the exercise of the Underwriters' Warrants. This table should be read in conjunction with the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                            APRIL 30, 1998
                                                                                     -----------------------------
                                                                                                     PRO FORMA AS
                                                                                        ACTUAL       ADJUSTED(1)
                                                                                     -------------  --------------
Cash...............................................................................  $      28,475  $    7,842,725
                                                                                     -------------  --------------
Advances from officers.............................................................        255,000        --
                                                                                     -------------  --------------
Notes payable......................................................................      5,158,672         171,672
                                                                                     -------------  --------------
Shareholders' deficit:
  Common Stock, par value $0.01 per share, (8,100,000 shares authorized, 2,440,105 shares issued and outstanding; as adjusted, 4,940,105 shares issued and
    outstanding) (2)...............................................................         24,401          49,401
  Additional paid-in capital.......................................................      2,592,930      15,524,180
  Warrants.........................................................................       --               100,000
  Accumulated deficit..............................................................     (8,820,016)     (8,820,016)
                                                                                     -------------  --------------
      Total shareholders (deficit) equity..........................................     (6,202,685)      6,853,565
                                                                                     -------------  --------------
      Total capitalization.........................................................  $    (760,538) $   14,867,962
                                                                                     -------------  --------------
                                                                                     -------------  --------------

------------------------

(1) Assumes (i) an initial public offering price of $6.00 per share and $ 0.125 per Warrant, (ii) deduction of underwriting commissions assumed to be 10%, estimated offering expenses payable by the Company of $500,000 and repayment of $4,987,000 of indebtedness and $255,000 of advances from officers, and
    (iii) an estimated value of the Representative's Warrant of $37,500.

(2) Does not include (i) the 500,000 shares of Common Stock issuable upon the exercise of the Warrants offered hereby, (ii) the 102,944 shares of Common Stock and 75,000 Warrants issuable upon exercise of the Underwriters' over-allotment option, (iii) the 75,000 shares of Common Stock issuable upon exercise of the Warrants included in the Underwriters' over-allotment option, (iv) the 250,000 shares of Common Stock and the 50,000 Warrants issuable upon exercise of the Representative's Warrants (or the 50,000 shares of Common Stock issuable upon exercise of the Warrants included therein), (v) 4,129,759 shares of Common Stock issuable upon the exercise of stock options and warrants outstanding on the date hereof.

                                DIVIDEND POLICY

    The Company intends to retain any future earnings for the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon a number of factors, including the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors.

                            SELECTED FINANCIAL DATA

    The following selected financial data, insofar as it relates to the period February 8, 1996 (inception) to January 31, 1998 and the year ended January 31, 1998, has been derived from the Company's financial statements, including the balance sheets at January 31, 1997 and 1998 and the related statements of operations, of changes in shareholders' deficit and of cash flows for the periods then ended, and notes thereto appearing elsewhere herein. The data for the three months ended April 30, 1997 and 1998 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The summary financial data should be read in conjunction with the "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto appearing elsewhere herein. The results of operations for the three months ended April 30, 1998 are not necessarily indicative of future results.

                                                       FOR THE PERIOD
                                                         FEBRUARY 8,
                                                            1996        FOR THE YEAR   FOR THE THREE MONTHS ENDED
                                                       (INCEPTION) TO       ENDED              APRIL 30,
                                                         JANUARY 31,     JANUARY 31,   --------------------------
                                                            1997            1998          1997          1998
                                                       ---------------  -------------  -----------  -------------
STATEMENTS OF OPERATIONS DATA:
Revenue..............................................   $    --         $     741,120  $    16,575  $     310,768
Costs of sales.......................................        --               859,317       13,939        240,218
Research and development.............................         650,805         451,019       50,992         62,028
Stock-based compensation.............................         473,894         210,130       53,878       --
Selling, general and administrative expenses.........       1,251,009       3,669,657      600,050      1,611,608
Total costs and expenses.............................       2,375,708       5,190,123      718,859      1,913,854
Loss from operations.................................      (2,375,708)     (4,449,003)    (702,284)    (1,603,086)
Interest expense.....................................          (2,844)       (244,648)     (29,847)      (144,727)
Net loss.............................................   $  (2,378,552)  $  (4,693,651) $  (732,131) $  (1,747,813)
Basic and diluted loss per share of Common Stock.....   $       (3.24)  $       (2.21) $     (0.81) $       (0.73)
Weighted average number of common shares outstanding
  (1)................................................         734,330       2,120,460      905,130      2,401,814

                                                                                          AS OF APRIL 30, 1998
                                                                                       ---------------------------
                                                                                                           AS
                                                                                          ACTUAL      ADJUSTED(2)
                                                                                       -------------  ------------
BALANCE SHEET DATA:
Current assets.......................................................................  $   1,211,970  $  9,026,220
Working (deficit) capital............................................................  $  (6,756,178) $  6,300,072
Total assets.........................................................................  $   1,805,463  $  9,619,713
Total liabilities....................................................................  $   8,008,148  $  2,766,148
Stockholders' (deficit) equity.......................................................  $  (6,202,685) $  6,853,565

------------------------

(1) Adjusted to give retroactive effect to a number of stock splits and reverse stock splits as described in Note 6 to the Company's Financial Statements included elsewhere in this Prospectus.

(2) Adjusted to reflect the sale of the 2,500,000 shares of Common Stock and 500,000 Warrants offered by the Company hereby at an assumed public offering price of $6.00 per share and $.125 per Warrant and the initial application of the estimated net proceeds to the Company as described under "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following analysis of the Company's financial condition as of and for the fiscal year ended January 31, 1998 and for the period from February 8, 1996 (inception) through January 31, 1997 and for the Company's results of operations for the three month periods ended April 30, 1998 and 1997 should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    Sales during the year ended January 31, 1998 totaled $741,120. There were no sales during the period February 8, 1996 (inception) to January 31, 1997. Of the sales during the year ended January 31, 1998, $588,514 were generated by sales of HiPPO products and $152,606 by sales of Tegra products.

    Sales during the quarter ended April 30, 1998 totaled $310,768 compared to sales of $16,575 during the same period in 1997. Of the sales during the quarter ended April 30, 1998, $24,220 were generated by sales of HiPPO products and $286,548 by sales of Tegra products. The sales recognized during the quarter ended April 30, 1997 represent apparel samples sold to the HiPPO licensor, Hippo Holdings, Ltd.

    The Company introduced the HiPPO line in July of 1997 and the Tegra line in October of 1997. Sales during both the year ended January 31, 1998 and the quarter ended April 30, 1998 were negatively impacted because the Company was not able to purchase inventory to fill customer orders as a result of the Company's inadequate working capital and lack of open terms with its vendors. The Company believes that the absence of sufficient working capital has historically prevented the Company from taking full advantage of demand for its products. Likewise, the Company believes that the lack of open terms with its vendors contributed to preventing the Company from meeting this demand.

    In May of 1998 the Company sold its license to sell HiPPO products in the U.S. back to Hippo Holdings, Ltd. along with all existing HiPPO inventory, marketing materials and related liabilities. In return, the Company received a cash payment from Hippo Holdings, Ltd. of approximately $359,000. In addition Hippo Holdings, Ltd. returned to the Company 50,000 shares of the Company's Common Stock and assumed commitments of the Company in excess of $1,000,000. Accordingly, the Company has ceased selling HiPPO products and does not expect to receive revenue on a going forward basis from such brand.

    Costs of sales during the year ended January 31, 1998 totaled $859,317. Of this amount, approximately $89,343 reflects costs associated with air freighting goods from manufacturing facilities, which are in Asia, to the Company's warehouse in Miami, Florida. Cost of sales during the quarter ended April 30, 1998 totaled $240,218. Of this amount, $13,887 reflects costs associated with air freighting goods to the Company's warehouse in Miami, Florida. The cost of air freight was necessitated by the Company's marginal working capital position which limited the Company's ability to place orders as far in advance as would otherwise be desirable or to maintain inventory to support demand. The Company's shortage of working capital required the Company to attempt to shorten lead times involved in production and shipping of goods in order to deliver product as quickly as possible to its customers. Other incremental delivery costs of $47,787 also adversely impacted cost of sales for the year ending January 31, 1998. Additional production cost variances of $52,218 in material and assembly charges attributed to smaller production runs and manufacturing carrying charges than the Company expects would have been the case if it were in a better working capital position also adversely impacted cost of sales for the year ending January 31, 1998. Costs of sales in comparison to sales for the year ended January 31, 1998 was negatively impacted by the liquidation of apparel for $85,356 with a cost of $151,089.

    Research and development costs totaled $451,019 for the year ended January 31, 1998 as compared to $650,805 for the period ended January 31, 1997. This 31% decrease resulted from reduced spending associated with final development of Tegra golf equipment.

    Research and development costs totaled $62,028 for the quarter ended April 30, 1998 as compared to $50,992 for the quarter ended April 30, 1997. This 22% increase is attributed primarily to timing in recognition of research and development costs. The Company expects that its research and development costs will continue to decline for the rest of fiscal year 1998, but may increase thereafter as the Company undertakes new projects.

    During the year ended January 31, 1998 the Company incurred a royalty expense of $16,681 to Hippo Holdings, Ltd. in connection with sales of HiPPO products. Because all such sales have been terminated, the Company will no longer have any royalty expenses to Hippo Holdings, Ltd.

    Selling, general and administrative expenses totaled $3,669,657 for the year ended January 31, 1998 as compared to $1,251,009 for the period ended January 31, 1997. This increase resulted primarily from increased advertising and promotion spending and development costs and growth in employment and related costs.

    Selling, general and administrative expenses totaled $1,611,608 for the quarter ended April 30, 1998 as compared to $600,050 for the quarter ended April 30, 1997. This 269% increase resulted primarily from increased payroll and related expenses, advertising and promotion, travel, professional fees and facilities, supplies and services.

FORECAST

    The Company has installed 58 TREs in 55 cities. The Company is in the process of opening additional accounts and installing additional TREs. The Company expects to open up to 40 new TREs by year end and have products available in 400 stores by year end. The Company expects sales of Tegra products to increase as existing and potential retailers and consumers gain familiarity with the Tegra brand and the benefits offered by the Company's product lines and as additional accounts are opened and TREs are installed. The Company plans to use $1,750,000 of the proceeds from the Offering for marketing and advertising efforts. See "Use of Proceeds."

    The Company anticipates that its cost of goods sold will decrease with increased volume of purchasing and lower costs associated with shipping product as the Company's working capital position improves.

    The Company anticipates that within the 12 months subsequent to the closing of the Offering it will hire an additional 35 people. Of these 35 people, 20 are expected to be hired for sales positions. These individuals will primarily be territory managers responsible for sales to specific accounts within a defined geographic region. The Company also anticipates that 5 of these 35 people will work in customer service and the remaining 10 in support, administrative and distribution positions.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary source of liquidity has historically consisted of sales of equity securities and high yield debt borrowings. During the year ended January 31, 1998 the Company borrowed $1,870,500 from unaffiliated individuals at interest rates ranging from 9.4% to 24% and with a weighted average rate of 13.4%. Additionally, the Company borrowed $765,000 from individuals who either are officers of the Company or are affiliated with or related to officers of the Company. These borrowings will be repaid from the proceeds of this Offering. See "Use of Proceeds" and "Certain Transactions."

    At January 31, 1998, the Company was in default of the terms of certain 12.5% and 15% unsecured notes payable to private investors which were due during September 1997. During February 1998, the Company obtained a specific waiver to extend the maturity of the then outstanding unsecured notes payable through the earlier of September 1998 or within 5 days after an initial public offering of the Company's common stock generating in excess of $7.5 million of gross proceeds.

    The Company has developed and implemented strategies to meet ongoing and future liquidity needs. These strategies include (i) obtaining funds from a private placement of securities of the Company which was completed in June, 1998; (ii) an initial public offering of the Company's Common Stock and (iii) arranging for working capital financing on inventory and receivables to assist in cash flow. The management of the Company believes that these actions along with a tighter control on overall costs will allow the Company to meet its liquidity needs for the next 18 months.

    Pursuant to the terms of a factoring agreement, the Company assigns substantially all of its accounts receivable to a factor with recourse. The Company is able to borrow up to 75% of eligible accounts receivable, as defined, up to a maximum amount of $1 million. Advances from the factor incur interest at 24% per annum. Receivables assigned to the factor with payment terms of less than or equal to 60 days are subject to a charge of 1.5% of the face amount of the receivable, while receivables with payment terms of greater than 60 days are subject to a charge of 2% of the face amount of the receivable. The advances from the factor are secured by all the Company's assets. During the year ended January 31, 1998, the Company incurred interest and factoring charges of $10,059 and $7,739, respectively. The factoring agreement was for an initial term of six months and automatically renews for successive six month periods thereafter, unless cancelled by the Company or the factor. At January 31, 1998, the Company had received advances of approximately $115,000 in excess of those permitted under the factoring agreement, resulting in the Company being in default of such agreement. As a result of the default, the factor had the right to terminate the agreement and demand payment of the funds advanced. Subsequent to year end, the Company has reduced the amounts outstanding under the factoring agreement and is within the borrowing base of such agreement.

    The Company has held discussions with a purchase order financing institution regarding opening a purchase order financing arrangement. The Company has received a commitment from this institution to enter such an arrangement conditioned on the Company reducing its accounts payable to within current reasonable terms. The closing of this Offering will allow the Company to reduce accounts payable to a point where the Company expects to be able to enter into such purchase order financing arrangement. See "Use of Proceeds."

    One of the Company's most significant commitments is to Ian Woosnam as a worldwide spokesperson for the Tegra brand. As of June 30, 1998, the Company owes Mr. Woosnam approximately $475,000 for services rendered since January 1, 1998. If the Company is able to successfully negotiate an endorsement contract with Mr. Woosnam, the Company expects to pay Mr. Woosnam approximately $1,150,000 annually during the term of the agreement. The Company currently expects the term of the agreement to be nine years. See "Business -- Marketing -- Endorsements."

SEASONALITY

    The business of the Company is subject to seasonal fluctuations. Historically, companies in the golf industry have seen their greatest sales in the first half of the calendar year, and the business of the Company is particularly dependent on sales during these months. Nevertheless, the Company believes that, in the near term, its sales may not reflect this seasonality because the opening of new accounts during the second half of 1998 will outweigh seasonal effects, which the Company expects may increase its sales during this period.

                                    BUSINESS

GENERAL

    The Company is a designer, marketer and manufacturer of premium quality golf equipment, apparel and accessories under the Tegra brand name. Tegra products represent a wide range of technologically innovative, premium-priced men's golf clubs, apparel and accessories that are sold in off-course golf specialty and on-course pro shops. Tegra golf clubs incorporate the Company's patent-pending Invisible Inset Hosel (the cylindrical chamber in which the shaft is attached to the club head), a feature designed to increase the accuracy and distance of golf shots, and were introduced into the US market in October 1997. In the spring of 1998, the Company began installing dedicated Tegra Retail Environments ("TREs") in select golf stores across the country and shipping a Tegra men's apparel line. TREs are defined spaces in golf shops which house the Company's equipment, apparel and accessories in an integrated, branded selling environment. The Company has installed 58 TREs in golf stores in 55 cities. The Company is in the process of opening additional TREs and expects to install up to 40 new TREs by year end. Tegra products are now available in over 100 golf shops nationwide and the Company expects they will be available in 400 golf shops by year end. In addition, the Company expects to have products available in 1,000 stores by Spring, 1999. Ian Woosnam began endorsing Tegra products on January 1, 1998. The Company is currently negotiating an agreement with Mr. Woosnam for him to continue his endorsement. In January, 1998, the Company entered into an endorsement contract with Glen Day who was ranked in the top ten on the money list in the U.S. PGA Tour as of June 22, 1998.

GOLF INDUSTRY OVERVIEW

    According to the National Golf Foundation ("NGF"), there are approximately 48 million golfers worldwide, including approximately 25 million in the U.S. In 1997, golfers in the U.S. played an estimated 547 million rounds of golf and, according to the National Sporting Goods Association, are estimated to have spent $5.8 billion on golf equipment, apparel and accessories. Of the 25 million U.S. golfers, about 5.2 million, characterized by the NGF as "avid golfers," play over 25 rounds of golf per year. The Company believes that avid golfers are the first to seek out performance-oriented golf equipment and generally drive golf club product trends.

    According to the NFG in 1997, wholesale sales of golf equipment in the U.S. were approximately $3.9 billion. In addition, wholesale sales of golf clubs increased at an annual compound growth rate of approximately 10.9% over the 5-year period from 1992 to 1997. The Company believes that sales of golf clubs will continue to grow in the future due to a number of factors including:

    FAVORABLE POPULATION TRENDS. The Company believes that the aging of Baby Boomers (those born between 1946 and 1964) and the emergence of the Baby Boomers' children (those born between 1977 and 1995) are likely to increase the demand for golf products generally. As golfers age, they tend to play golf more often and spend more money on the sport, particularly in the over-50 age group. Accordingly, because a majority of Baby Boomers are entering their 40s and 50s, the Company expects interest in and spending on golf to increase. Further, because Baby Boomers' children are beginning to enter their 20s, the age most golfers begin to play the sport, the Company believes they will further increase their participation in and spending on golf.

    INCREASING AVAILABILITY OF GOLF FACILITIES. According to the NGF, approximately 350 new golf courses will open in the U.S. annually between 1998 and the year 2000. The Company believes that these additional facilities will make golf more accessible and convenient, leading to a further increase in golf participation rates.

    INCREASING INTEREST FROM NON-TRADITIONAL GOLFERS. The Company believes that golf has become increasingly attractive to segments of the population that have not historically been well-represented among golfers. Most notably, Tiger Woods has made golf more appealing to junior and minority golfers.

According to the NGF, the total number of beginning and junior golfers increased by over 40% in 1997 compared to the previous year. In addition, the success of the Ladies Professional Golf Association (the "LPGA") Tour and such female golfers as Annika Sorenstam have increased the appeal of the sport to women.

    NEW PRODUCT INNOVATIONS. In recent years, the golf equipment industry has made significant advances in product designs and technologies to enhance golfers' performance and overall enjoyment of the game. The Company believes that this rapid evolution of golf clubs accelerates the rate at which golfers purchase new or additional clubs.

COMPANY HISTORY

    The Company was founded as Hippo, Inc. in February 1996, with the goal of becoming a leading U.S. golf equipment and apparel manufacturer. To that end the Company entered into a licensing agreement with Hippo Holdings, Ltd, a leading manufacturer of value-priced golf equipment in Europe, to manufacture, market and distribute the HiPPO brand of golf equipment in the United States and Canada. The Company began shipments of HiPPO products in July of 1997 and for the ten month period ending April 30, 1998 sold approximately $500,000 in HiPPO clubs. The Company has since discontinued the distribution of value-priced golf equipment to pursue opportunities in the premium-priced end of the market offered by Tegra products.

    In June of 1996, the Company initiated a significant research and development project to develop new, visibly distinct technology for its golf clubs with which to enter the premium-priced segment of the U.S. golf market. The premium-priced segment of the golf market captures the largest portion of consumer spending with approximately 70% of consumer dollars being spent on premium clubs. In addition, manufacturers margins on premium clubs are significantly higher than value priced equipment and average above 45% margin. This research led to the Company's development of its patent-pending Invisible Inset Hosel and bullet shaped driver technology. These new technologies have become the key technological elements of the Tegra brand of golf equipment. To improve its margins and profits, the Company changed its strategy and added the Tegra brand of premium golf equipment and accessories at the premium-priced segment of the market.

    In January, 1998 the Company changed its name to Outlook Sports Technology, Inc. Management believes that this name better reflects the attitude and spirit of the Company, as a forward thinking and technologically advanced sporting goods manufacturer, than its prior name.

    In April, 1998 the Company was approached by Hippo Holdings, Ltd. to reacquire the rights to the HiPPO brand in the United States and Canada. On May 4, 1998 the Company sold its license to sell HiPPO-TM- products in the U.S. back to Hippo Holdings, Ltd. along with all existing HiPPO-TM- inventory, marketing materials and related liabilities. In return, the Company received a cash payment from Hippo Holdings, Ltd. of approximately $359,000. In addition Hippo Holdings, Ltd. returned to the Company 50,000 shares of the Company's Common Stock and assumed outstanding liabilities and commitments of the Company in excess of $1,000,000.

COMPANY PRODUCTS

    TEGRA GOLF CLUBS. Tegra woods and irons with the Company's patent-pending Invisible Inset Hosel are an evolution from current club technology. The Company has worked with Chou Golf Design Labs, Inc. to develop the Tegra line of golf clubs. The Company's design moves or insets the shaft as close to the center of the club head as permitted under current USGA rules. As a result, the club head will rotate to the target faster than conventional designs, making it easier to square the club at impact and enabling the golfer to hit straighter and longer shots. This technology has been designed to be visibly distinct to the consumer at all times except while the club is being used. The Company's purpose in making the technology "invisible" to golfers while hitting the shot is to enhance the golfers ability to aim the club when addressing the ball. The Company believes that the Company's Invisible Inset Hosel technology could be as significant to the golf industry as perimeter weighting, graphite shafts or oversize metal woods.

    In addition, the Company designed the Tegra woods with a "bullet" shape in which the widest part of the club is the club's face or hitting area. This "bullet" shape contrasts with conventional club designs, in which the club head widens out from the face of the club resulting in the widest part of the club head being half an inch or more behind the face. The club's bullet shape provides a larger hitting area and sweet spot than would be achieved in a club having the same volume but a conventional design. An additional result of the bullet shape is that more weight in the club is distributed directly behind the hitting area than with conventional designs.

    Tegra irons incorporate the same patent-pending Invisible Inset Hosel technology as Tegra woods. The inset is as beneficial in Tegra irons as it is in Tegra woods. The Company believes that squaring the club to the target at impact makes Tegra iron shots more accurate than conventional designs. Tegra irons feature an oversize head design, with weighting around the perimeter and behind the sweet spot designed to maximize forgiveness on mis-hits and to provide a better feel on center hits, and the Invisible Inset Hosel which has been elevated to reduce club head twisting in longer grass.

    The Company presently manufactures Tegra men's right handed titanium woods and 17-4 stainless steel irons. The Company produces a full range of titanium drivers (6 DEG., 8 DEG., 9 DEG., 10 DEG. and 11 DEG.) and titanium fairway woods (#3, #5, #7 and #9) with graphite shafts and irons with options of steel or graphite shafts. Each shaft is available in various flexes to accommodate golfers of all ages and ability levels. The Company plans to introduce left-handed woods in the fourth quarter of 1998 and left-handed irons in the Spring of 1999.

    The Company has conducted player testing on its woods and irons and the Company believes such testing shows its Tegra technology promotes straighter and longer golf shots than other leading premium-priced golf clubs. "Iron Byron" testing (robotic testing designed to repeat identical swings so different clubs can be compared under controlled conditions) of Tegra clubs has confirmed that both the woods and irons provide greater carry, roll and overall distance than certain leading premium-priced clubs while simultaneously increasing accuracy. Additional mechanical testing which has recently been recorded using high speed video shows that the Invisible Inset Hosel design produces a squarer club face at impact than other leading premium-priced clubs, resulting in straighter and longer shots.

    The Company's Invisible Inset Hosel technology is visibly distinct to the consumer except while the club is being used. In the golf industry, where many products look alike, some technological features are difficult to distinguish. Since many manufacturers make similar performance claims, consumers can become confused and have difficulty distinguishing products. The visibility of the technology is extremely important to identifying the product and communicating its benefits in a believable way and therefore adds to the Company's marketing effort. The Company believes that past performance of golf club sales shows that golf clubs which have had visibly distinct technology have seen far greater sales growth than equipment with new but non-visibly distinct technology. In 1967, Ping became a leader in the irons category when it introduced the first cavity backed (perimeter weighted) irons, a technology that was visibly distinct from other irons available at the time. In 1979, Taylor Made became a leader in the driver category when it introduced the first "metal wood" with an investment cast steel club head replacing the traditional persimmon wood head. In 1991, Callaway Golf became a leader in the driver category when it introduced the first oversized metal wood. Each of these products was not only an evolution of existing technology but its technology was visibly distinct to the consumer. As a more recent example, in 1994, Taylor Made introduced the Burner Bubble Shaft. This shaft incorporates a geometrical "bubble" highlighted with copper paint to emphasize its visible difference from conventional shafts. In the second quarter of 1995, Taylor Made's sales nearly tripled from 1994, achieving a 30% share of the premium driver market. The Company believes that a key factor to the success of these products is that the technology was visibly distinct to the consumer.

    The Company is currently sourcing all of its golf club components from contract manufacturing facilities. The Company's golf club heads are currently made in Asia. True Temper Sports, a division of Black & Decker ("True Temper"), the world's largest shaft manufacturer, is currently producing the Company's steel and graphite shafts domestically. Golf Pride, a division of the Eaton Corporation, the world's largest grip manufacturer, produces the grips domestically. Joe Powell Golf, Inc. ("Powell"), one of the golf industry's leading golf equipment assembly companies, assembles the Tegra clubs domestically. The Company spent approximately $451,019 in 1997 and $650,905 in 1996 in connection with research and development.

    APPAREL. In addition to golf clubs, the Company presently designs and manufacturers a line of men's apparel. The Tegra apparel range consists of men's shirts and outerwear which emphasize performance, comfort and style and are suitable for wear on or off the course. The Company expects that Tegra men's shirts will retail from $37-$54, while outerwear will retail from $80-$125 for a jacket and $200 for a rain-suit. The Company's apparel designs are intended to enhance the Tegra image of a technologically advanced and fashionable line of apparel.

    The Company's men's collection is divided into three groupings: solid color shirts, fashion shirts, and technical pieces (shirts, rainwear and other outerwear incorporating innovative fabrics, zippers, and other features). The foundation of the apparel collection is the Company's line of core solids. The Company's solids are produced from 97% cotton-3% Lycra-Registered Trademark-which fabric has the benefits of moveability and durability. Tegra's fashion collection incorporates Tegra's colors (red, black and white) to reinforce the Company's brand image. Technical pieces are constructed from innovative fabric combinations which include cotton and polyester microfiber materials to keep golfers cool and dry in the heat. These shirts are designed to accentuate the athleticism of the golfer and may include such details as zippered plackets, Johnny (i.e. V-neck) collars and reinforced sleeve and shoulder seams.

    Tegra outerwear is designed to perform in a variety of climatic conditions. A collection of technical fabrics such as Air-Tech-TM-, a waterproof-breathable nylon, and Micro Fleece, a brushed Polyester fabric which provides breathable insulation have been incorporated to help keep the golfer comfortable when playing in inclement weather.

    ACCESSORIES. The Company currently offers a variety of golf caps and full size staff bags. The Company plans to offer a full line of accessories, including bags, umbrellas, towels and caps. The Company anticipates offering a range of golf bags, including stand, light-weight carry and full size staff bags. The
Company expects its golf bags, umbrellas, and towels to be available in March, 1999. See "Risk Factors -- Dependence on Product Introduction."

MARKETING

    GENERAL. The Company's target consumer is the avid amateur golfer. To reach this consumer the Company is developing and installing TREs in golf shops throughout the country, creating a distinctive advertising campaign for the Tegra brand, attempting to obtain endorsements from touring professionals, such as Ian Woosnam, and pursuing other traditional forms of marketing. See "Risk Factors -- Dependence on Product Introduction."

    TEGRA RETAIL ENVIRONMENTS. The Company has adapted a marketing model used by marketers of many leading brands of consumer products who use in-store shops to increase sales and brand awareness. TREs are advanced retail selling systems designed to increase sales and brand awareness by selling Tegra golf clubs, apparel and accessories in a dedicated in-store area. Within the TRE the Company markets its Tegra golf clubs, apparel and accessories in an integrated, branded environment designed to convey the image of the Company as innovative in golf club technology and distinctive in design. The Company expects that TREs will promote Tegra products as visually distinctive and technologically advanced and will encourage customers to purchase the Company's accessories and apparel as well as its golf clubs. These types of in-store environments have been successfully used to promote many other products such as designer clothing and personal computers.

    TREs occupy from 50 to 150 square feet in specialty golf shops, and consist of flooring, fixtures, graphics and point-of-purchase materials. The TREs display Tegra clubs, clothing and apparel in a unified environment. The Company has developed proprietary fixtures which it uses to define the Tegra area within a store. These fixtures vary from a free standing display which can hold a complete set of irons and individual clubs, to a display which houses 18 woods, and a variety of apparel fixtures which display anywhere from 24 to 148 apparel pieces. A typical TRE is comprised of a wood and iron display as well as a clothing presentation. The Company's aim is to establish TREs in 1,000 off-course golf shops within three years. The Company has installed 58 TREs to date and expects to install up to 40 additional TREs by the end of 1998. Two of the nation's largest off-course golf speciality retail chains (Edwin Watts Golf Shops and World Wide Golf Enterprises which owns Roger Dunn Golf Shops, Golf Mart and Van's Pro Shops) have installed TREs in some of their locations and are presently selling Tegra products. The Company believes that a major point of differentiation from its competitors will be its emphasis on retail environments and in-store presentations. To the Company's knowledge, no other golf company is presently manufacturing clubs, bags, apparel and accessories and providing the retailer with fixturing to accommodate these items. See "Risk Factors -- Risk of Retailers' Refusal to Place or Maintain Tegra Retail Environments."

    ADVERTISING. The Company has completed a distinctive advertising campaign for the Tegra brand in an effort to create consumer awareness of and demand for Tegra products. The initial Tegra advertising campaign, entitled "Golf First," focused on the Company's visibly distinct technology, and was designed to build brand awareness and name recognition for Tegra and position the Tegra brand as the golf equipment choice for avid golfers. The Company intends to continue to use advertising to build an image for the Tegra brand and to separate itself from other golf companies. The Company believes the breadth of the its product line, in particular its apparel line, should greatly enhance the Company's ability to create this image.

    The Company has produced and plans to air a series of Tegra golf tips on the Golf Channel. These spots, which feature tour players Ian Woosnam and Glen Day, are designed to heighten awareness of Tegra products while providing enjoyable golf tips for the consumer. Peter Kessler, host of GOLF ACADEMY LIVE, wears Tegra clothing on the show, which airs in prime time two nights per week. GOLF ACADEMY LIVE is one of the highest rated shows on the Golf Channel.

    The Company is presently investigating direct marketing Tegra drivers to consumers through a long format infomercial. Several golf equipment companies have found long format infomercials to be extremely successful and profitable. The Company believes that the unique technological features incorporated in the Tegra driver and the visibility of these features give it the potential to be a successful direct marketed product.

    ENDORSEMENTS

    Ian Woosnam. Mr. Woosnam began competing using Tegra clubs in October, 1997 and began endorsing Tegra products on January 1, 1998, although he does not yet have an endorsement contract. The Company is currently negotiating with Ian Woosnam to enter into an endorsement agreement for the Tegra brand. The Company expects to enter into a contract with Ian Woosnam pursuant to which he will continue to endorse Tegra products through December 31, 2006. Under the terms of the proposed agreement, Mr. Woosnam will endorse Tegra worldwide, wear Tegra clothing and headgear, play Tegra clubs and carry a Tegra bag and accessories. The Company also believes that Mr. Woosnam will agree to play a minimum of eight of his approximately 25 annual tournaments per year in the United States. Mr. Woosnam held a top ten Sony Ranking from the end of 1987 through the summer of 1994, and has over forty career victories world-wide, including the Master's Tournament in 1991 and is one of the top ranked golfers in Europe. Mr. Woosnam is a global personality as he annually plays in approximately 25 tournaments worldwide. Mr. Woosnam customarily plays in the four majors, including the three U.S. majors (the Masters, the U.S. Open and the PGA Championship) which traditionally receive the highest television viewership for golf tournaments. Mr. Woosnam's European Tour events can be seen in the U.S. on the Golf Channel. Additionally, the Company expects to secure publicity appearances and photo shoot days from Mr. Woosnam. The Company believes that Mr. Woosnam's visibility and extensive knowledge of golf will enhance the Company's brand identity and capabilities.

    Glen Day. In January, 1998 the Company entered into a three-year endorsement contract with US PGA Tour Member Glen Day. Under the endorsement agreement, Mr. Day will endorse Tegra worldwide, wear Tegra clothing and headgear, carry a Tegra bag and accessories and, in 1999 and 2000, use the Tegra driver and irons in all PGA Tour events. As of June 22, 1998, Mr. Day has had four top ten finishes on the U.S. PGA tour, including a second at both the Tournament Players Championship and the MCI Classic and a third at the Freeport-McDermott Classic. As of June 22, 1998, Mr. Day was ranked in the top ten on the PGA Tour money list. Prior to becoming a Tegra tour player, Mr. Day had been on the US PGA Tour for four years and he has consistently placed between 45th and 98th on the Tour Money List.

    Other Professional Endorsers. The Company is currently negotiating endorsement contracts with PGA and Nike Tour professionals Charlie Rymer, John Maginnes and Gene Sauers. Mr. Rymer has been a professional golfer since 1991. Mr. Rymer's contract is expected to be for a period of three years. Under the contract, he would wear Tegra clothing, play Tegra clubs and carry a Tegra bag. Mr. Maginnes has been a professional golfer on the PGA and Nike Tours since 1994. The Company anticipates that he will enter into a two-year contract to wear Tegra apparel on tour. Mr. Sauers has been a professional golfer for fourteen years and had two PGA Tour victories including the 1986 Bank of Boston Classic and the 1989 Hawaiian Open. Mr. Sauers won the Nike South Carolina Classic in May of this year. The Company anticipates that Mr. Sauers will enter into a two-year contract to wear Tegra apparel on tour.

    PERFORMANCE ACCOUNT PROGRAM. The Company intends to institute a Performance Account Program ("PAP") as part of its distribution strategy. The Company plans to grant each participant in the PAP program priority status for off-course retail distribution of Tegra products in a specific territory. The Company expects to require these selected retailers to purchase at least $250,000 of merchandise per year in each territory for which they are granted priority status. The Company also plans to require such retailers to install TREs in each of their retail locations. Two of the nation's largest off-course golf specialty retail chains (Edwin Watts Golf Shop and Worldwide Golf Enterprises (which owns Roger Dunn Golf Shops, Golf Mart and Van's Pro Shops)) have installed TREs and are presently selling Tegra products. The Company expects these retailers to be the first participants in its PAP program. See "Risk Factors -- Risk of Retailers' Refusal to Place or Maintain Tegra Retail Environments."

    RETAIL PRICING. One of the Company's sales strategies is to deliver products which can achieve superior retail margin in order to incentivize retailers to sell more Tegra product. The Company estimates that retailers on average achieve 20% gross margin on sales from premium golf equipment. By pricing appropriately, the Company believes it will be able to offer retailers products that can achieve superior margin. The Company expects that, on average, Tegra golf clubs will allow retailers to achieve 40% gross margin, while Tegra apparel allow retailers to achieve in excess of 50% gross margin.

    CATALOGUE SALES. Tegra products are available in the Edwin Watts golf catalog, one of the country's leading golf catalogues. The Company and Edwin Watts Golf Shops are presently working on a joint national advertising campaign to promote the Tegra driver by mail order through Edwin Watts Golf Shops.

PATENTS

    Where appropriate, the Company seeks patent protection. The Company has filed patent applications covering various aspects of its TEGRA line of inset woods and irons. The Company filed a United States provisional patent application on December 31, 1996, entitled INSET HOSEL GOLF CLUB. The Company subsequently filed a full United States patent application and a Patent Cooperation Treaty patent application based on the United States provisional patent application, claiming priority as of the December 31, 1996 date. The Patent Cooperation Treaty Application designated all states. Based on the results of a patent search obtained by outside patent counsel, the Company is of the view that various aspects of the TEGRA line of woods and irons may be patentable. The patent applications include sixty-eight claims of varying scope and construction, including claims directed to golf clubs having an inset hosel wherein the fact that the hosel is inset and is hidden from the golfer, as well as claims directed to methods of making such a golf club. Other claims are directed to other features or combinations of features of the Tegra golf clubs. The Company has not received a substantive office action on the merits from the United States Patent and Trademark Office.

    The Company intends to seek further patents on its technology, if appropriate. However, there can be no assurance that patents will issue from any of the Company's pending or any future applications or that any claimed allowed from such applications will be of sufficient scope of strength, or be issued in all countries where the Company's products can be sold, to provide meaningful protection or any commercial advantage to the Company. See "Risk Factors--Intellectual Property."

COMPETITION

    The Company competes with a number of established golf club manufacturers, many of which have greater financial and other resources than the Company. The Company's competitors include Callaway Golf Company, Adidas-Salomon AG (Taylor
Made) and Fortune Brands, Inc. (Titleist and Cobra). The Company competes primarily on the basis of performance, brand name recognition, quality and price. The Company believes that its ability to establish its brand and market its products through its distributors is important to its ability to compete. See "Risk Factors -- Competition."

    The golf club industry is generally characterized by rapid and widespread imitation of popular technologies, designs and product concepts. The Company expects that one or more competitors may introduce products similar to its Tegra clubs. The buying decisions of many purchasers of golf clubs are often the result of highly subjective preferences which can be influenced by many factors, including, among others, advertising media, promotions and product endorsements. The Company may face competition from manufacturers introducing other new or innovative products or successfully promoting golf clubs that achieve market acceptance. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and could have a material adverse effect on the Company's business, operating results or financial condition. See "Risk Factors -- Competition."

    In addition, the Company competes with a number of more well-established designers of golf apparel, including Nike, Reebok, Greg Norman, and Tommy Hilfiger. Because the Company competes primarily on the basis of brand name recognition, quality, comfort, and fashion considerations, the Company believes that its ability to establish its brand and market its apparel is important to its ability to compete. The subjective nature of apparel-buying decisions could result in a lack of acceptance in the market of the Company's apparel and accessories. Failure of the Company's current and planned apparel and accessories would adversely affect the Company's future growth and profitability. See "Risk Factors -- Competition."

PROPERTIES

    The Company's corporate headquarters are located in a 2,650 square foot facility in Boca Raton, Florida. This facility accommodates the Company's corporate, administrative, marketing and sales personnel. The lease expires November 30, 1998.

    Additionally, the Company's apparel division is headquartered in a 2,250 square foot facility in New York, New York. The facility accommodates the Company's apparel design sourcing and quality assurance personnel. The Company is currently leasing this facility on a month-to-month basis.

EMPLOYEES

    At June 3, 1998, the Company had 15 full-time employees, of whom 14 were involved in executive, managerial, supervisory and sales capacities, and one served in a clerical capacity. None of the Company's employees is covered by a collective bargaining agreement or is a member of a union. The Company considers its relationship with its employees to be good.

LEGAL PROCEEDINGS

    The Company has received a letter from Tatsuya Saito requesting that the Company review its Tegra line of clubs in view of a patent issued to him on July 12, 1994 (the "Saito Patent"). The Saito Patent covers certain aspects of a club head and hosel, including the positioning of the hosel inset relative to the club head. The Company has referred this request to independent outside patent counsel. The Company does not believe that the Tegra line of clubs infringes any of the claims of the Saito Patent; however, there can be no assurance that a court will find that one or more of the Company's products does not infringe the Saito Patent, or any other patent. If Tatsuya Saito is successful in asserting its patent, it could require the Company to alter or withdraw existing products, delay or prevent the introduction of new products, or force the Company to pay damages if the products have been introduced. See "Risk Factors -- Litigation."

    The Company has received a letter from Vardon Golf Company, Inc. ("Vardon") asserting that the Company's Tegra woods and irons infringe one of the claims of its patent issued on April 12, 1994 (the "Vardon Patent"). The Vardon Patent includes claims directed to a number of aspects of a golf club head and hosel, including claims directed to an extended radius of gyration, which includes an aspect of the club head extending behind the hosel. Vardon filed a complaint in the Northern District of Illinois, Eastern Division, on May 13, 1998, in which Vardon alleges that six golf club manufacturers, including the Company, have manufactured, sold, offered to sell and distributed in the United States, specifically in the Northern District of Illinois, wood-type and iron golf clubs that are covered by at least one claim of the Vardon Patent and a related design patent. The Company does not believe that the Tegra line of clubs infringes any of the claims of these patents and the Company is in the process of preparing a response to the complaint; however, there can be no assurance that a court will find that the Company does not infringe one or the other of these patents, or both. If Vardon is successful in asserting its patent, it could require the Company to alter or withdraw existing products, delay or prevent the introduction of new products, or force the Company to pay damages if the products have been introduced. See "Risk Factors -- Litigation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions with the Company as of the date of this Prospectus of all of the officers and directors of the Company. Also set forth below is information as to the principal occupation and background for each person in the table.

NAME                                                       AGE                       POSITION AND OFFICE
-----------------------------------------------------      ---      -----------------------------------------------------
Paul H. Berger.......................................          30   Chairman of the Board and Chief Executive Officer
Jim G. Dodrill II....................................          32   President, General Counsel and Director
Gary M. Treater......................................          42   Executive Vice President
Everette C. Hinson...................................          49   Vice President Finance
Neal J. Cohen........................................          41   Vice President Apparel Operations
David K. Stern.......................................          34   Vice President Marketing
James J. Henley......................................          30   Apparel Design Director

    MR. BERGER co-founded the Company with Mr. Dodrill and has served as the Chairman of the Board and Chief Executive Officer of the Company since the Company's inception. From 1994 to 1995, Mr. Berger was the Special Projects Manager for Designs, Inc. ("Designs"), of which his father is the Chairman of the Board. Mr. Berger assisted in repositioning Designs from a single brand apparel chain to a multi-brand operation and in the acquisition by Designs of Boston Trading Ltd., a high quality men's and women's apparel manufacturer. From 1993 to 1994, Mr. Berger served as an attorney with Designs. Mr. Berger is a graduate of the George Washington University and the University of Miami School of Law. Mr. Berger is licensed to practice law in the Commonwealth of Massachusetts and the State of Florida.

    MR. DODRILL co-founded the Company with Mr. Berger and has served as President, General Counsel and a director of the Company since the Company's inception. From 1993 to 1996, Mr. Dodrill was an associate at the law firm of Latham & Watkins, practicing in the corporate area with an emphasis on securities offerings, acquisitions, finance and general corporate representation. From 1988 to 1990, Mr. Dodrill worked for Davis Polk & Wardwell conducting research and coordinating administrative efforts regarding corporate reorganization and recapitalization transactions and mergers and acquisitions. Mr. Dodrill graduated from Brown University and the University of Miami School of Law, MAGNA CUM LAUDE. Mr. Dodrill is licensed to practice law in the State of New York.

    MR. TREATER has served as the Company's Executive Vice President since January, 1997, after having served as Vice President of Golf Operations for the Company from June 1996 through December 1996. From 1994 to 1996, Mr. Treater served as President of Gary Player Golf Equipment Inc., where he was responsible for relocating the company from South Africa to the U.S. and for development of the Player product line. From 1989 to 1994, Mr. Treater served as the General Manager of the Golf Club & Golf Products Divisions at the Ben Hogan Company. For the four years prior to that, Mr. Treater was the Senior Vice President at the National Golf Foundation.

    MR. HINSON has served as the Company's Vice President of Finance since May, 1997. From 1987 to 1997, Mr. Hinson served as Controller and Vice President of Finance, responsible for the accounting, treasury, credit, MIS and human resources departments, at Dunlop Maxfli Sports Corporation, a multi-division sporting goods manufacturer with annual sales in excess of $125 million. From 1980 to 1987, Mr. Hinson served as Corporate Controller and in various controllership and operations positions at Elscint, Inc., a manufacturer and distributor of medical diagnostic equipment with annual sales in excess of $100 million.

    MR. COHEN has served as the Company's Vice President of Apparel Operations since June 1996. From 1989 to 1996, Mr. Cohen was Vice President of Operations for Benetton Sportsystem Active, where he was responsible for managing the global sourcing of all brands, implementing final quality assurance auditing procedures and managing customer service, and traffic, warehousing and distribution of product. From 1980 to 1985 Mr. Cohen served as the Quality/Production Manager for Adidas U.S.A.

    MR. STERN has served as the Company's Vice President of Marketing since March, 1998. From 1997 to February, 1998, Mr. Stern served on the Company's Advisory Board. From 1997 to 1998, Mr. Stern served as Director of Marketing for Thermolase, a publicly traded company which owns and runs spa facilities across the U.S. From 1987 to 1997, Mr. Stern was Vice President of Marketing at Maddocks and Company.

    MR. HENLEY has served as the Company's Apparel Design Director since June 1996. From 1995 to June, 1996, Mr. Henley served as the Apparel Designer for the Tommy Golf line at Tommy Hilfiger, Inc. From 1992 to 1994, Mr. Henley served as the designer for all product categories for Duck Head Apparel Co.

    The Company currently has two directors, Mr. Paul Berger and Mr. Jim Dodrill. The Company's Board of Directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. All directors of one class hold their positions until the annual meeting of stockholders at which the terms of directors in such class expire and until their respective successors are elected and qualified. Mr. Jim Dodrill serves in the class whose term expires in 1999; Mr. Paul Berger serves in the class whose term expires in 2000. The Company intends to appoint one of the individuals named below under the caption "New Directors" to serve in the class whose term expires in the year 2000 and the Company intends to appoint one of the individuals under the caption "New Directors" to serve in the class whose term expires in the year 2001. Executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board of Directors or until their successors are duly elected and qualified.

    None of the Company's executive officers has entered into an employment agreement with the Company. See "Risk Factors -- Lack of Experience of Management."

NEW DIRECTORS

    The Company has agreed with the Representative that, within       days after
the completion of this Offering, the Company will increase to five the number of individuals serving on the Company's Board of Directors, at least two of whom will be independent directors. The Company has also agreed that, for a period of following the completion of the Offering, it will use its best efforts to cause the election to its Board of Directors, one designee of the Representative, provided that such designee is reasonably acceptable to and approved by the Company.

    Set forth below are the names, ages and certain background information of the two individuals the Company intends to appoint to its Board of Directors, each of whom has agreed to serve. The Company anticipates that the new directors will also serve on the Audit Committee and the Compensation Committee.

    MR. HASKELL has agreed to serve on the Company's Board of Directors. Mr. Haskell has over twenty-one years of media and marketing experience, including having served for the past eight years as the Director of Business Development at TBWA Chiat/Day.

    MR. SNIDER has agreed to serve on the Company's Board of Directors. Mr. Snider has been a professional golfer for twenty-five years and is currently the Head Golf Professional at Chenal Country Club. Mr. Snider's students include PGA, LPGA and Nike Tour players as well as amateur golfers of all skill levels.

COMPENSATION OF DIRECTORS

    The Company's directors will be reimbursed for any out-of-pocket expenses incurred by them for attendance at meetings of the Board of Directors or committees thereof. The Board of Directors intends to establish and form a Compensation Committee and Audit Committee upon completion of this Offering. The Board of Directors also intends to compensate Directors who are not employees of the Company $1,000 per month and to grant each Director who is not an employee of the Company options to purchase 12,000 shares of Common Stock each year, with a per share exercise price equal to the then fair market value of the Common Stock.

ADVISORY BOARD

    Since the Company's formation, it has operated under the guidance of a Senior Advisory Board. The Senior Advisory Board serves as a resource for management and has no power or authority to direct the affairs of the Company. The following are members of that Board:

    STANLEY BERGER. Mr. Berger is Chairman of the Board of Directors of Designs, Inc., based in Needham, Massachusetts. Mr. Berger co-founded Designs in 1977. Under his leadership, the company has grown to be one of the largest global retailers of Levi Strauss & Co. products with sales in excess of $ million in 1997. Mr. Berger is the father of Paul Berger.

    STEVEN FIREMAN. Mr. Fireman served in the senior management of Reebok, Inc. for five years, including his last two years serving as President of Reebok's Casual Division (which included Reebok's Golf Division). At Reebok, Mr. Fireman launched the Greg Norman apparel line and Reebok's line of golf footwear.

    RIC JARRETT. Mr. Jarrett has twenty years of experience in the golf industry. As the former owner, President and Chief Executive Officer of Tiger Shark Golf, Inc., a multi-national golf equipment manufacturer, Mr. Jarrett has extensive experience in areas ranging from product design to creation of marketing and sales strategies. Mr. Jarrett is currently the President and Chief Executive Officer of Absolute Sports, Inc.

    DOUG RUDISCH. Mr. Rudisch is with Brookside Capital, a limited partnership formed by Bain Capital, Inc. to make strategic equity investments in public companies. Prior to joining Brookside, Mr. Rudisch was an associate at Bain Capital, where he was responsible for structuring, analyzing and executing private equity transactions and management buy outs. Prior to joining Bain Capital, Mr. Rudisch worked with the Boston Consulting Group, a strategic consulting firm. Mr. Rudisch graduated MAGNA CUM LAUDE from the Wharton School of Business.

    WILLIAM TAYLOR. Mr. Taylor was Vice President of Customer Relations at Levi Strauss & Co. Mr. Taylor was an executive at Levi Strauss for more than 20 years. Before joining Levi Strauss, Mr. Taylor was an Assistant Coach of the Dallas Cowboys.

                             EXECUTIVE COMPENSATION

    The following table sets forth all compensation received by the Company's Chief Executive Officer and each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended January 31, 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
                               (FISCAL YEAR 1998)

                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                       ANNUAL COMPENSATION                              AWARDS
                                                                                                      SECURITIES
                                                     -----------------------    OTHER ANNUAL      UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                            SALARY       BONUS     COMPENSATION (1)            (2)
---------------------------------------------------  ----------  -----------  -----------------  ---------------------
Paul H. Berger.....................................  $  125,000      --           $   7,800               --
  Chairman of the Board and Chief
  Executive Officer
James G. Dodrill II................................      32,721      --               7,800               (3)
  President, General Counsel and Director
Gary M. Treater....................................     153,912      --               6,039               13,000
  Executive Vice President
Neal J. Cohen......................................     135,600      --               6,444             10,000
  Vice President Apparel Operations
Everette C. Hinson.................................      77,263      --              --                   18,333
  Vice President Finance
James J. Henley....................................     120,000      --               5,400                7,000

------------------------
(1) Other Annual Compensation consists of life insurance premiums paid by the Company on behalf of the Named Executive Officer. See "--Benefit Plans--MONY Plan."

(2) See "Option Grants in Last Fiscal Year," below.

(3) In March, 1998, Mr. Dodrill received options to purchase 166,666 shares of Common Stock at $3.00 per share in lieu of approximately $95,000 of salary for 1997.

BENEFIT PLANS

    STOCK OPTION PLANS. The 1996 Incentive and Non-Qualified Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors and the shareholders. Under the 1996 Plan, 1,150,000 shares of Common Stock have been reserved for issuance upon exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code (the "Code"), or (ii) non-qualified options. ISOs may be granted under the 1996 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors and other persons who render services to the Company or any subsidiary corporation of the Company (whether or not they are employees).

    The 1998 Incentive and Non-Qualified Stock Option Plan (the "1998 Plan" and collectively with the 1996 Plan, the "Plans") was adopted by the Board of Directors and the shareholders of the Company in June, 1998. Under the 1998 Plan, 800,000 shares of Common Stock have been reserved for issuance upon exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code (the "Code"), or (ii) non-qualified options. ISOs may be granted under the 1998 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants and other persons who render services to the Company or any subsidiary corporation of the Company (whether or not they are employees), and to all directors of the Company.

    The purpose of the Plans is to provide additional incentive to officers and other employees of the Company as well as other persons providing services to the Company by affording them an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Common Stock. The Board of Directors is responsible for administering the Plans. The 1998 Plan may also be administered by a committee consisting of at least two disinterested directors. The Board, within the limitations of the Plans, may determine the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights by the Company are to be imposed on shares subject to options. ISOs granted under the Plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting power of all classes of stock of the Company). The aggregate fair market value at the time of grant of shares for which ISOs granted to any person are exercisable for the first time by any person during any calendar year may not exceed $100,000. Options under the Plans may not be granted more than 10 years after its effective date. Options granted to date have seven (7) year terms. The term of each ISO granted under the Plans will expire not more than ten years from the date of grant (or five (5) years in the case of persons holding 10% or more of the voting power of all classes of stock of the Company). Options granted under the Plans are not transferable during an optionee's lifetime but are transferable at death by will or under the laws of descent and distribution. In addition to the options summarized below, a total of ISOs and non-qualified options to purchase 326,819 shares of Common Stock have been granted to other employees and advisors of the Company.

    The following table sets forth as to each Named Executive Officer (a) the total number of shares subject to options granted during the fiscal year ended January 31, 1998, (b) exercise price of such options, (c) the percentage such grants represent of the total option grants to employees in the fiscal year ended January 31, 1998, and (d) the expiration date of such option grants.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              NUMBER OF                      PERCENTAGE OF
                                            SHARES SUBJECT                   TOTAL OPTIONS
                                                  TO           EXERCISE       GRANTED TO
NAME                                        OPTION GRANTS        PRICE         EMPLOYEES         EXPIRATION DATE
-----------------------------------------  ----------------  -------------  ---------------  -----------------------
Gary Treater.............................          4,000       $    6.00              .8%    December 31, 2004
                                                   9,000       $    6.00             1.8     January 30, 2005
Everette Hinson..........................          8,333       $    0.75             1.7     May 5, 2004
                                                   3,000       $    6.00              .6     December 31, 2004
                                                   7,000       $    6.00             1.4     January 30, 2005
Neal Cohen...............................          3,000       $    6.00              .6     December 31, 2004
                                                   7,000       $    6.00             1.4     January 30, 2005
James Henley.............................          5,000       $    6.00             1.0     December 31, 2004
                                                   2,000       $    6.00              .4     January 30, 2005

    MONY PLAN. The MONY Plan is a flexible premium variable life insurance policy that the Company has provided as a benefit since August 15, 1996 to the following employees: Paul Berger, Jim Dodrill, Gary Treater, Neal Cohen and James Henley. Pursuant to the MONY Plan, an individual (or his successors) may, subject to certain conditions, receive up to $500,000 at his death. In the alternative, the individual may choose to receive a lesser payment after a certain number of years in service, the amount of such payment to vary with length of service, among other factors. The Company pays monthly premiums ranging from $450 to $650 for the MONY Plan. The Company has the discretion to increase the benefit amounts provided to MONY Plan beneficiaries and to terminate the MONY Plan at will.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock immediately prior to this Offering, and as adjusted to reflect the sale of the shares of Common Stock offered by the Company by (i) each person known by the Company to beneficially own more than five percent of the Common Stock, (ii) each director and the Company's Chief Executive Officer, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the address of each beneficial owner of five percent of such Common Stock is the same as the Company. See "Management."

                                                             NUMBER OF SHARES      PERCENTAGE       PERCENTAGE
                    NAME AND ADDRESS OF                        BENEFICIALLY          BEFORE            AFTER
                     BENEFICIAL OWNER                              OWNED            OFFERING       OFFERING (1)
-----------------------------------------------------------  -----------------  ----------------  ---------------
Paul Berger (2)............................................       1,449,697            38.29%            28.89%
Jim Dodrill (3)............................................         521,343            13.77%            10.39%
Synergy Group International, Inc...........................         200,000              7.9%             3.98%
  4725 East Sunrise Drive, Suite 228
  Tucson, AZ 85718
All directors and executive officers of the Company as a
  group (7 persons) (4)....................................       2,011,563           53.114%            40.09%

------------------------

(1) Assumes that all Securities offered in this Offering are purchased but that the Underwriters' over-allotment option is not exercised.

(2) Includes 19,577 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the date of this Prospectus.

(3) Includes 336,510 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the date of this Prospectus.

(4) Includes 388,833 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the date of this Prospectus.

                            CONCURRENT REGISTRATION

    The following table sets forth certain information with respect to persons for whom the Company is registering Bridge Warrants for resale to the public. The Company will not receive any proceeds from the sale of such Bridge Warrants. The Bridge Warrants are not being underwritten by the Underwriters.

                                                                                       WARRANTS       PERCENTAGE
                                                      WARRANTS                           OWNED       OF WARRANTS
                                                    OWNED BEFORE   WARRANTS OFFERED      AFTER          OWNED
NAME                                                  OFFERING          HEREBY         OFFERING     AFTER OFFERING
--------------------------------------------------  -------------  ----------------  -------------  --------------
John G. Costino...................................        212,500           212,500        0                0%
Afzal Ahmad.......................................        150,000           150,000        0                0
Gary E. Markman...................................        125,000           125,000        0                0
James S. Mulholland, Jr...........................        125,000           125,000        0                0
David Hungerford..................................         87,500            87,500        0                0
Kal Zeff..........................................         75,000            75,000        0                0
Martin C. Watz....................................         75,000            75,000        0                0
Eugene D. Crittenden, Jr..........................         50,000            50,000        0                0
Kelly Joseph Flynn................................         50,000            50,000        0                0
Ronald Gagnon.....................................         50,000            50,000        0                0
Douglas H. Symons.................................         50,000            50,000        0                0
Robert Hurley.....................................         50,000            50,000        0                0

                                                                                       WARRANTS       PERCENTAGE
                                                      WARRANTS                           OWNED       OF WARRANTS
                                                    OWNED BEFORE   WARRANTS OFFERED      AFTER          OWNED
NAME                                                  OFFERING          HEREBY         OFFERING     AFTER OFFERING
--------------------------------------------------  -------------  ----------------  -------------  --------------
Dr. Riyaz Jinnah..................................         37,500            37,500        0                0%
Ronald J. Berk....................................         25,000            25,000        0                0
Communication Enterprises, Inc....................         25,000            25,000        0                0
Gilbert X. Dementis...............................         25,000            25,000        0                0
Richard Grant.....................................         25,000            25,000        0                0
Andrew A. Holder..................................         25,000            25,000        0                0
Edward M. Kalinowski, Sr..........................         25,000            25,000        0                0
L G Trust.........................................         25,000            25,000        0                0
Martin R. Lesh....................................         25,000            25,000        0                0
Meca, Inc.........................................         25,000            25,000        0                0
Pafco General Insurance Co........................         25,000            25,000        0                0
Joe Y. Pitts, Jr..................................         25,000            25,000        0                0
Roy Roberts.......................................         25,000            25,000        0                0
Benjamin Russell..................................         25,000            25,000        0                0
Kenneth J. Santiamo...............................         25,000            25,000        0                0
Superior Insurance Company........................         25,000            25,000        0                0
Alex Theriot, Jr..................................         25,000            25,000        0                0
Jane P. Trudeau...................................         25,000            25,000        0                0
Mark Wiener.......................................         25,000            25,000        0                0
Mike and Dana Eberts..............................         15,000            15,000        0                0
Tyrone and Evelyn Adams...........................         12,500            12,500        0                0
Joel Benowitz.....................................         12,500            12,500        0                0
Milton Chwasky Retirement Trust...................         12,500            12,500        0                0
Jay L. Kobrin.....................................         12,500            12,500        0                0
Lee Harrison Corbin...............................         12,500            12,500        0                0
M. Jenkins Cromwell, Jr...........................         12,500            12,500        0                0
Nelson Garjian....................................         12,500            12,500        0                0
Esther Golub......................................         12,500            12,500        0                0
Integrated Capital Corp...........................         12,500            12,500        0                0
Paul J. Kuehn.....................................         12,500            12,500        0                0
H. Barry Robins...................................         12,500            12,500        0                0
Milan Tyburec.....................................         12,500            12,500        0                0

    There are no material relationships between any of the selling warrantholders and the Company. Each selling warrantholder has agreed to lock-up provisions pursuant to which the warrantholders have agreed not to sell any Bridge Warrants for a period of one year following the effective date of this Offering. Commencing one year from the effective date of this Offering, each selling warrantholder may sell without any lock-up restrictions.

                              CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING PAUL BERGER

    Between August 21, 1996 and January 23, 1998, Paul Berger, Chairman of the Board of Directors and Chief Executive Officer of the Company, made a number of advances to the Company. On August 21, 1996, Mr. Berger advanced $10,000 to the Company and received a note with a term of six years, earning 7.5% interest annually and an option to purchase 19,577 shares of the Common Stock of the Company at a price of $0.225 per share. In addition, Mr. Berger made four advances to the Company using proceeds from sales of his own stock to other individuals (some of whom were affiliates of the Company) at lower prices than contemporaneous sales of stock by the Company to third-party investors. On October 17, 1997, Mr. Berger advanced $50,000 to the Company after selling 100,000 shares of his stock to Synergy Group International, Inc. at the price of $0.50 per share. On October 28, 1997, Mr. Berger advanced $50,000 to the Company after selling 100,000 shares of his stock to Carol Dodrill, Jim Dodrill's mother, and Bill Powell at the price of $0.50 per share. On November 11, 1997, Mr. Berger advanced $2,500 to the Company after selling 3,333 shares of his stock to Rodger Berman at the price of $0.75 per share. On January 23, 1998, Mr. Berger advanced $50,000 to the Company after selling 50,000 shares of his stock to Andrew Holder and Marc Roberts at the price of $1.00 per share. These four transactions were contemporaneous with the Company's sale of its Common Stock at $2.10 per share. Mr. Berger received notes from the Company for all four advances with an annual interest rate of 12.5%. All four notes, aggregating $152,500 plus interest, are to be repaid out of the proceeds of this Offering. See "Underwriting."

TRANSACTIONS INVOLVING JIM DODRILL

    Between September 5, 1996 and January 23, 1998, Jim Dodrill, President and General Counsel of the Company, made a number of advances to the Company. On September 5, 1996, Mr. Dodrill advanced $30,000 to the Company and received a note with a term of six years, earning 7.5% interest annually and an option to purchase 58,731 shares of the Common Stock of the Company at a price of $0.225 per share. In addition, Mr. Dodrill made three advances to the Company using proceeds from sales of his own stock to other individuals at lower prices than contemporaneous sales of stock by the Company to third-party investors. On October 17, 1997, Mr. Dodrill advanced $50,000 to the Company after selling 100,000 shares of his stock to Synergy Group International, Inc. at the price of $0.50 per share. On November 11, 1997, Mr. Dodrill advanced $2,500 to the Company after selling 3,333 shares of his stock to Rodger Berman at the price of $0.75 per share. On January 23, 1998, Mr. Dodrill advanced $50,000 to the Company after selling 50,000 shares of his stock to Andrew Holder and Marc Roberts at the price of $1.00 per share. These three transactions were contemporaneous with the Company's sale of its Common Stock at $2.10 per share. Mr. Dodrill received notes from the Company for all three advances with an annual interest rate of 12.5%. All three notes, aggregating $102,500 plus interest, are to be repaid out of the proceeds of this Offering. See "Underwriting."

TRANSACTIONS INVOLVING STANLEY BERGER

    Between August 13, 1996 and January 16, 1998, Stanley Berger, Paul Berger's father, made a number of advances to the Company. The following table summarizes the loans made. For each loan, Mr. Berger received a note with the loan amount and interest rate set forth in the table. In addition, for all but the two repaid loans and one loan on October 1, 1997, Mr. Berger also received a warrant to purchase the number of shares set forth in the table and at the exercise price set forth in the table. All of these notes, aggregating $510,000 plus interest, are to be repaid out of the proceeds of the Offering. See "Underwriting."

                                                                                          NUMBER OF
                                                                                           SHARES
                                                                                         PURCHASABLE
                                                                            INTEREST    UPON EXERCISE      WARRANT
DATE                                                      AMOUNT OF LOAN      RATE       OF WARRANT    EXERCISE PRICE
--------------------------------------------------------  ---------------  -----------  -------------  ---------------
August 13, 1996(1)......................................    $    35,000        --            --              --
September 26, 1996......................................    $    40,000          12.5%        4,400       $    1.13
October 8, 1996.........................................    $    25,000          12.5%        2,750       $    1.13
April 30, 1997..........................................    $    25,000          12.5%        3,437       $    0.75
May 27, 1997............................................    $    50,000            15%       27,708       $    0.75
June 19, 1997...........................................    $    50,000            15%       27,708       $    0.75
July 3, 1997............................................    $    30,000          12.5%        6,000       $    2.10
July 10, 1997...........................................    $    15,000          12.5%        3,000       $    2.10
August 27, 1997(1)......................................    $    50,000        --            --              --
September 12, 1997......................................    $    50,000          12.5%        8,333       $    2.10
October 1, 1997(2)......................................    $    25,000          12.5%       --              --
October 14, 1997........................................    $    50,000          12.5%        8,333       $    2.10
November 14, 1997.......................................    $    50,000          12.5%        8,333       $    2.10
November 28, 1997.......................................    $    30,000          12.5%        2,400       $    2.10
December 3, 1997........................................    $    20,000          12.5%        1,600       $    2.10
January 16, 1998........................................    $    50,000          12.5%        4,000       $    4.00
    Total...............................................    $   595,000                     108,002

------------------------

(1) This Note was repaid.

(2) For this loan, Mr. Berger received a security interest in all of the Company's accounts receivable.

                           DESCRIPTION OF SECURITIES

    The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date of this Prospectus, 2,516,770 shares of Common Stock were issued and outstanding.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of or provisions for all debts and liabilities. Holders of Common Stock have no preemptive, subscription, or redemption rights. The shares of Common Stock offered hereby will be, when and if issued, fully paid and non-assessable. The Company has agreed that for a period of 60 months from the date of this Offering it will not sell or issue any securities (with certain limited exceptions) without the Representative's prior written consent. See "Risk Factors -- Representative's Influence Over Potential Future Capital Financing."

PREFERRED STOCK

    The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such series. Any such series of Preferred Stock, if so determined by the Board of Directors, may have full voting rights with the Common Stock or superior or limited voting rights, and may be convertible into Common Stock or another security of the Company.

    The Company has granted to the Board of Directors the authority to issue Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Securities--Certain Effects of Authorized but Unissued Stock." The Company has agreed that for a period of 60 months from the date of this Offering it will not sell or issue any securities (with certain limited exceptions) without the Representative's prior written consent. See "Risk Factors -- Representative's Influence Over Potential Future Capital Financing."

WARRANTS

    Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.90 per share (assuming an initial offering price of $6.00 per share) for a period of two years commencing on the first anniversary of the effective date of this Offering (the "First Exercise Date"). Each Warrant is redeemable by the Company at a redemption price of $0.125 per Warrant at any time after the First Exercise Date, upon 30 days prior written notice to holders thereof, if the average closing bid price of the Common Stock, as reported on the principal exchange on which the Common Stock is traded, equals or exceeds $7.50 per share for 10 consecutive trading days ending on the day prior to the date of the notice of redemption.

    Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the Warrants may not be exercised by the holders thereof and the Company will be precluded from redeeming the Warrants. There can be no assurance that the Company will not be prevented by financial or other considerations from maintaining a current prospectus. Any Warrant holder who does not exercise prior to the redemption date, as set forth in the Company's notice of redemption, will forfeit the right to purchase the Common Stock underlying the Warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding Warrants will become void and be of no further force or effect, unless extended by the Board of Directors of the Company. See "Underwriting" for the terms of the Warrants issuable pursuant to the Underwriters' Warrants.

    The number of shares of Common Stock that may be purchased is subject to adjustment upon the occurrence of certain events, including a dividend distribution to the Company's shareholders or a subdivision, combination or reclassification of the outstanding shares of Common Stock. Further, the Warrant exercise price is subject to adjustment in the event the Company issues additional stock or rights to acquire stock at a price per share that is less that the current market price per share of Common Stock on the record date established for the issuance of additional stock or rights to acquire stock. The term "current market price" is defined as the average of the daily closing prices for the 20 consecutive trading days ending three days prior to the record date. However, the Warrant exercise price will not be adjusted in the case of the Underwriter's Warrants (or the Warrants included therein) or any other options or warrants outstanding as of the date of this Offering. The Warrant exercise price is also subject to adjustment in the event of a consolidation or merger where a distribution by the Company is made to its shareholders of the Company's assets or evidences of indebtedness (other cash or stock dividends) or pursuant to certain subscription rights or other rights to acquire Common Stock.

    The Company may at any time, and from time to time, extend the exercise period of the Warrants, provided that written notice of such extension is given to the Warrant holders prior to the expiration date then in effect. Also, the Company may reduce the exercise price of the Warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the Warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 13E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the Warrant holders. The Company does not presently contemplate any extension of the exercise period nor does it contemplate any reduction in the exercise price of the Warrants. The Warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of the Common Stock.

    The Warrants will be issued pursuant to the terms and conditions of a
Warrant Agreement between the Company and       .

DELAWARE LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    As a result of the foregoing provisions, the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors could be made more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate with the Company first. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

    The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management. The Company has agreed that for a period of 60 months from the date of this Offering it will not sell or issue any securities (with certain limited exceptions) without the Representative's prior written consent. See "Risk Factors -- Representative's Influence Over Potential Future Capital Financing."

TRANSFER AGENT

    The Transfer Agent and Registrar for the Common Stock and the Warrants is
      .

                        SHARES AVAILABLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding 5,016,770 shares of Common Stock (5,391,770 if the Underwriters' over-allotment option is exercised in full). All of the shares of Common Stock offered hereby will be freely tradeable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act.

    The remaining 2,516,770 shares (the "Restricted Shares") held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Subject to the restrictions imposed on substantially all of the Restricted Shares by the lock-up agreements referred to below, approximately 2,516,770 of the Restricted Shares will be eligible for resale in the public market as of the date of this Prospectus (the "Effective Date") in reliance on Rule 144(k) under the Securities Act and approximately an additional 263,903 of the Restricted Shares will become eligible for resale in reliance on Rules 144 and 701 ninety days after the Effective Date.

    Persons who are deemed affiliates of the Company are generally entitled under Rule 144 as currently in effect to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of the Common Stock then outstanding or the average weekly trading volume of Common Stock during the four calendar weeks preceding the making of a filing with the Securities and Exchange Commission (the "Commission") with respect to such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. The Company is unable to estimate accurately the number of shares of Common Stock that ultimately may be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. In addition to the restrictions under Rule 144, Paul Berger the Company's Chief Executive Officer and Jim Dodrill, the Company's President, have agreed, subject to certain limitations, not to sell any of the 1,614,953 shares of Common Stock, presently owned by them, or hereafter acquired by them, for a period of 24 months after the date of this Prospectus without the prior consent of the Representative. On each of the second and third anniversaries of this Prospectus, 25% of their shares will be released from this restriction. On the fourth anniversary of this Prospectus all remaining shares will be released from this restriction. See "Underwriting."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Company has agreed to sell to the Underwriters, and the Underwriters, severally and not jointly, have agreed to purchase from the Company, on a "firm commitment" basis, if any are purchased, the number of shares of Common Stock and Warrants (exclusive of shares of Common Stock and Warrants issuable upon exercise of the Underwriters' over-allotment option) set forth opposite their respective names below:

                                                                                               SHARES OF
UNDERWRITERS                                                                                 COMMON STOCK           WARRANTS
---------------------------------------------------------------------------------------  ---------------------  -----------------

      Total

    The Company has agreed to sell the shares of Common Stock and Warrants to
the Underwriters at a discount of       percent (  %) of the initial public
offering price thereof. The Underwriters will offer the shares of Common Stock
and Warrants to the public at $     .       per share of Common Stock and $0.125
per Warrant as set forth on the cover page of this Prospectus and may allow to certain dealers who are National Association off Securities Dealers, Inc.
("NASD") members concessions not to exceed $    .    per share of Common Stock
and $    .    per Warrant, of which not in excess of $
 .    per share of Common Stock and $    .    per Warrant may be re-allowed to
other dealers who are members of the NASD. After the initial public offering, the public offering price, concession and re-allowances may be changed by the Underwriters.

    Prior to this offering, there has not been any public market for the Common Stock or the Warrants. The initial public offering prices of the shares of Common Stock and the Warrants and the exercise price and other terms of the Warrants were determined by negotiations between the Company and the Representative and do not necessarily relate to the assets, book value or results of operations of the Company and the Representative and do not necessarily relate to the assets, book value or results of operations of the Company or any other established criteria of value.

    The Company has granted an option to the Underwriters, exercisable during the 45-day period from the date of this Prospectus, to purchase in the aggregate up to a maximum of 250,000 additional shares of Common Stock and 375,000 Warrants and the Selling Stockholders have granted an option to the Underwriters to purchase 125,000 shares of Common Stock, in each case at the prices set forth on the cover page of this Prospectus, minus the underwriting discount. The Underwriters' over-allotment option is exercisable upon the same terms and conditions as are applicable to the sale of the shares of Common Stock and Warrants offered hereby.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

    The Company has agreed to pay certain blue sky legal fees of the Underwriters and to pay to the Underwriters at the closing of the Offering a
non-accountable expense allowance of    % of the aggregate offering price of the
shares of Common Stock and Warrants offered hereby (including any shares of Common Stock and Warrants purchased purchasing pursuant to the Underwriters' over-allotment option).

    The Company has agreed to sell to the Representative or its respective
designees, for an aggregate purchase price of $      , an option (the
"Representative's Warrant") to purchase up to an aggregate of     ,    shares of
Common Stock and     ,    Warrants exercisable at 120% (providing for a purchase
price per share at 120% of the initial public offering price of the Common Stock underlying the Warrants) of the initial public offering price of the Securities. The Underwriters' Warrant shall be exercisable during a four-year period commencing one year after the effective date of the Registration Statement of which this Prospectus is a part. The Underwriters' Warrant may not be assigned, transferred, sold or hypothecated by the Underwriters until 12 months from the date of this Prospectus, except to officers or partners of the Underwriters, to a successor to the Underwriters, to a purchaser of substantially all of the assets of the Underwriters, or by operation of law. Any profits realized by the Underwriters upon the sale of the Common Stock and Warrants (or the underlying Securities) issuable upon exercise of the Underwriters' Warrants may be deemed to be additional underwriting compensation. The exercise price of the Warrants issuable upon exercise of the Underwriters' Warrants during the period of exercisability shall be $ per Warrant. The exercise of the Warrants subject to the Underwriters' Warrants and the number of shares of Common Stock covered thereby are subject to adjustment in certain events to prevent dilution. For the life of the Underwriters' Warrant, the holders thereof are given, at a normal cost, the opportunity to profit from a rise in the market price of the Securities with a resulting dilution in the interest off other shareholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriters' Warrant is outstanding. At any time when the holders of the Underwriters' Warrant might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.

    The Company has agreed with the Underwriters that the Company will pay to the Underwriters a warrant solicitation fee (the "Warrant Solicitation Fee")
equal to    % of the exercise price of the Warrants exercised beginning one year from the date of this Prospectus and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission (including NASD Notice to Members 81-38). Such Warrant Solicitation Fee will be paid to the Underwriters if (a) the market price of the Common Stock on the date that any Warrant is exercised is greater than the exercise price of the Warrant;
(b) the exercise of such warrant was solicited by the Underwriters; (c ) prior specific written approval for exercise is received from the customer if the Warrant is held in a discretionary account; (d) disclosure of this compensation agreement is made prior to or upon the exercise of such Warrant; (e) solicitation of the exercise is not in violation of Rule 103 of Regulation M of the Exchange Act; (f) the Underwriter provided bona fide services in exchange for the Warrant Solicitation Fee; and (g) the Underwriter has been specifically designated in writing by the holders of the Warrants as the broker. In addition, unless granted and exemption by the Commission from Rule 103 of Regulation M under the Exchange Act, the Underwriters will be prohibited from engaging in any market making activities or solicited brokerage activities with respect to the Securities for a specified period (generally five business days) prior to any solicitation of the exercise of any Warrant or prior to the exercise of any Warrant based on a prior solicitation until the later of the termination by waiver or otherwise) of any right the Underwriters may have to receive such a fee for the exercise of the Warrants following such solicitation. As a result, the Underwriters may be unable to continue to provide a market for the Securities during certain periods while the Warrants are exercisable.

    The Representative has informed the Company that the Underwriters do not intend to confirm sales of shares of Common Stock or Warrants offered hereby to any accounts over which they exercise discretionary authority.

    The Underwriters have been given certain "piggyback" and demand registration right with respect to the Common Stock underlying the Underwriters' Warrants for a period of four years commencing one year from the date of this Prospectus. The exercise of any such registration rights by the Underwriters may result in dilution to the interest of the Company's shareholders, hinder efforts by the Company to arrange future financing of the Company and/or have an adverse effect on the market price of the Securities.

    The Company has agreed that for a period of       months commencing from the
date of this Prospectus, it will not issue or sell, directly or indirectly, any shares of its capital stock, or sell or grant options, warrants or rights to purchase any shares of its capital stock, without the written consent of the Representative, except for issuances pursuant to (I) the public offering of the Company's securities as described herein, (ii) the exercise of the Warrants and the Underwriters' Warrants, and the Common Stock issuable thereunder, (iii) outstanding convertible securities or contractual obligations disclosed in this Prospectus, (iv) the grant of options and the issuance of shares issued upon exercise of options to be granted under the Plan, and (v) an acquisition, merger or similar transaction provided that the acquirer of such capital stock does not receive, and will not be entitled to demand, registered securities during such 24-month period. In addition, Messrs. Berger and Dodrill have agreed with the Representative in writing not to sell, assign, or transfer any of their shares
of the Company's securities for a period of   months from the date of this
Prospectus, subject to certain conditions. See "Shares Available for Future
Sale."

    The Company has agreed that, for a period of     years following the
completion of this Offering, it will use its best efforts to cause the election too its Board of Directors one designee of the Representative, provided that such designee is reasonably acceptable to and approved by the Company. Alternatively, the Representative may appoint an observer to attend all meetings of the Board of Directors during such period. As of this date, no person has been identified by the Representative for election as a director or for appointment as a observer.

                                 LEGAL MATTERS

    The validity of the Common Stock and Warrants being offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts.
Certain matters are being passed upon for the Underwriters by           .

                                    EXPERTS

    The financial statements as of January 31, 1998 and 1997 and for the year ended January 31, 1998 and the period February 8, 1996 (inception) to January 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system a registration statement on Form SB-2 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulation of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part. For further information, reference is made to such registration statement, including the exhibits thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N. W., Room 1024, Washington D. C. 20549; and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of all or any part of such material may be obtained from the Commission at 450 Fifth Street, N. W. Room 1024, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy, information statements, and registration statements and other information filed with the Commission through the EDGAR system.

    The Company is not presently a reporting company and does not file reports or other information with the Commission. However, on the effective date of the Registration Statement, the Company will become a reporting company. Further, the Company will register its Common Stock and Warrants under the Exchange Act. Accordingly, the Company will become subject to the additional reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. In addition, after the completion of this Offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements and such interim reports, in each case as it may determine to furnish or as may be required by law.

                        OUTLOOK SPORTS TECHNOLOGY, INC.
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants....................................        F-2
Balance Sheets at January 31, 1997, January 31, 1998 and April 30, 1998 (unaudited)...        F-3
Statements of Operations for the period February 8, 1996 (inception) to January 31,
 1997, for the year ended January 31, 1998 and for the three months ended April 30,
 1997 and 1998 (unaudited)............................................................        F-4
Statement of Changes in Shareholders' Deficit.........................................        F-5
Statements of Cash Flows for the period February 8, 1996 (inception) to January 31,
 1997, for the year ended January 31, 1998 and for the three months ended April 30,
 1997 and 1998 (unaudited)............................................................        F-6
Notes to Financial Statements, January 31, 1998.......................................        F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Outlook Sports Technology, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Outlook Sports Technology, Inc. (formerly Hippo, Inc.) at January 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended January 31, 1998 and for the period February 8, 1996 (inception) to January 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations through January 31, 1998, has a shareholders' deficit and working capital deficiency as of January 31, 1998, and is dependent on raising additional financing in order to fund its existing level of operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Price Waterhouse LLP

Miami, Florida
June 9, 1998

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                 BALANCE SHEETS

                        ASSETS
                                                              JANUARY 31,
                                                         ----------------------  APRIL 30,
                                                            1997        1998        1998
                                                         ----------  ----------  ----------
                                                                                 (UNAUDITED)
Cash...................................................  $   19,041  $    1,367  $   28,475
Accounts receivable, net of allowance for doubtful
  accounts of $35,000..................................      --         167,700     315,745
Inventory..............................................      --         417,058     637,477
Prepaid expenses.......................................      --          12,854     127,141
Deposits and other current assets......................       7,809      51,813     103,132
                                                         ----------  ----------  ----------
    Total current assets...............................      26,850     650,792   1,211,970

Prepaid royalties......................................     150,000     133,319     133,319
Property and equipment, net............................      31,197     201,644     440,874
License................................................      19,300      19,300      19,300
                                                         ----------  ----------  ----------
                                                         $  227,347  $1,005,055  $1,805,463
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------
         LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Accounts payable.....................................  $  495,413  $1,962,657  $1,336,599
  Accrued expenses.....................................     134,482     824,179   1,257,877
  Advances from officers...............................     588,660     255,000     255,000
  Notes payable, current portion.......................     115,000   2,665,638   5,118,672
                                                         ----------  ----------  ----------
    Total current liabilities..........................   1,333,555   5,707,474   7,968,148

Notes payable, long term...............................      40,000      40,000      40,000
                                                         ----------  ----------  ----------
                                                          1,373,555   5,747,474   8,008,148
                                                         ----------  ----------  ----------

Commitments and contingencies..........................      --          --          --
                                                         ----------  ----------  ----------
Shareholders' deficit:
  Common stock; $.01 par value, 8,100,000 shares
    authorized; 1,118,488 and 2,324,071 shares issued
    and outstanding in 1997 and 1998, respectively, and
    2,440,105 at April 30, 1998 (unaudited)............      11,185      23,241      24,401
  Additional paid in capital...........................   1,221,159   2,306,543   2,592,930
  Accumulated deficit..................................  (2,378,552) (7,072,203) (8,820,016)
                                                         ----------  ----------  ----------
    Total shareholders' deficit........................  (1,146,208) (4,742,419) (6,202,685)
                                                         ----------  ----------  ----------
                                                         $  227,347  $1,005,055  $1,805,463
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS

                                                            FOR THE
                                                            PERIOD
                                                          FEBRUARY 8,
                                                             1996
                                                          (INCEPTION)      FOR THE         THREE MONTHS ENDED
                                                              TO         YEAR ENDED            APRIL 30,
                                                          JANUARY 31,    JANUARY 31,   --------------------------
                                                             1997           1998          1997          1998
                                                         -------------  -------------  -----------  -------------
                                                                                              (UNAUDITED)

Revenue................................................   $   --        $     741,120  $    16,575  $     310,768
                                                         -------------  -------------  -----------  -------------
Operating expenses:
  Costs of sales.......................................       --              859,317       13,939        240,218
  Research and development.............................       650,805         451,019       50,992         62,028
  Stock-based compensation.............................       473,894         210,130       53,878       --
  Selling, general and administrative expenses.........     1,251,009       3,669,657      600,050      1,611,608
                                                         -------------  -------------  -----------  -------------
    Total costs and expenses...........................     2,375,708       5,190,123      718,859      1,913,854
                                                         -------------  -------------  -----------  -------------
Loss from operations...................................    (2,375,708)     (4,449,003)    (702,284)    (1,603,086)
Interest expense.......................................        (2,844)       (244,648)     (29,847)      (144,727)
                                                         -------------  -------------  -----------  -------------
Net loss...............................................   $(2,378,552)  $  (4,693,651) $  (732,131) $  (1,747,813)
                                                         -------------  -------------  -----------  -------------
                                                         -------------  -------------  -----------  -------------
Basic and diluted loss per share.......................   $     (3.24)  $       (2.21) $     (0.81) $       (0.73)
                                                         -------------  -------------  -----------  -------------
                                                         -------------  -------------  -----------  -------------
Weighted average common shares outstanding.............       734,330       2,120,460      905,130      2,401,814
                                                         -------------  -------------  -----------  -------------
                                                         -------------  -------------  -----------  -------------

   The accompanying notes are an integral part of these financial statements.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                 STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT

                                                    COMMON STOCK
                                                ---------------------   ADDITIONAL                      TOTAL
                                                               PAR       PAID IN      ACCUMULATED   SHAREHOLDERS'
                                                  SHARES      VALUE      CAPITAL        DEFICIT        DEFICIT
                                                ----------  ---------  ------------  -------------  -------------
Balance, February 8, 1996.....................      --      $  --      $    --       $    --         $   --
Issuance of common stock......................   1,068,488     10,685     1,128,074       --           1,138,759
Stock option compensation.....................      --         --            73,785       --              73,785
Acquisition of license........................      50,000        500        19,300       --              19,800
Net loss......................................      --         --           --          (2,378,552)   (2,378,552)
                                                ----------  ---------  ------------  -------------  -------------
Balance, January 31, 1997.....................   1,118,488     11,185     1,221,159     (2,378,552)   (1,146,208)
Issuance of common stock......................   1,205,583     12,056       932,218       --             944,274
Stock option compensation.....................      --         --           153,166       --             153,166
Net loss......................................      --         --           --          (4,693,651)   (4,693,651)
                                                ----------  ---------  ------------  -------------  -------------
Balance, January 31, 1998.....................   2,324,071     23,241     2,306,543     (7,072,203)   (4,742,419)
Issuance of common stock for payment of
  services (unaudited)........................     116,034      1,160       286,387       --             287,547
Net loss (unaudited)..........................      --         --           --          (1,747,813)   (1,747,813)
                                                ----------  ---------  ------------  -------------  -------------
Balance, April 30, 1998 (unaudited)...........   2,440,105  $  24,401  $  2,592,930  $  (8,820,016)  $(6,202,685)
                                                ----------  ---------  ------------  -------------  -------------
                                                ----------  ---------  ------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 FOR THE
                                                                 PERIOD
                                                               FEBRUARY 8,
                                                                  1996
                                                               (INCEPTION)      FOR THE         THREE MONTHS ENDED
                                                                   TO         YEAR ENDED             APRIL 30,
                                                               JANUARY 31,    JANUARY 31,   ---------------------------
                                                                  1997           1998           1997          1998
                                                              -------------  -------------  ------------  -------------
                                                                                                    (UNAUDITED)
Operating activities:
  Net loss..................................................   $(2,378,552)  $  (4,693,651) $   (732,131) $  (1,747,813)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation..........................................         3,355           8,100         1,967         37,350
      Stock-based compensation..............................       473,894         210,130        53,878       --
      Changes in operating assets and liabilities:
        Increase in accounts receivable.....................       --             (167,700)      (16,183)      (148,045)
        Increase in inventory...............................       --             (417,058)      --            (220,420)
        Increase in prepaid expenses........................       --              (12,854)      (12,976)       (46,787)
        Increase in deposits and other current assets.......        (7,809)        (44,004)       (2,977)       (51,319)
        (Increase) decrease in prepaid royalties............      (150,000)         16,681       --            --
        Increase (decrease) in accounts payable and accrued
          expenses..........................................       629,895       2,156,941      (138,957)        27,687
                                                              -------------  -------------  ------------  -------------
Net cash used in operating activities.......................    (1,429,217)     (2,943,415)     (847,379)    (2,149,347)
                                                              -------------  -------------  ------------  -------------
Investing activities:
  Capital expenditures......................................       (34,552)       (178,547)       (2,245)      (276,579)
                                                              -------------  -------------  ------------  -------------
Net cash used in investing activities.......................       (34,552)       (178,547)       (2,245)      (276,579)
                                                              -------------  -------------  ------------  -------------
Financing activities:
  Proceeds from line of credit..............................       --               35,000       --            --
  Advances from officers....................................       588,660         255,000       --            --
  Proceeds from issuance of unsecured notes payable.........       190,000       2,265,500       925,000      2,705,000
  Proceeds (payments) from (to) factor......................       --              280,138       --            (183,466)
  Repayment of unsecured notes payable......................       (35,000)        (30,000)      --             (68,500)
  Proceeds from exercise of stock options and sale of common
    stock...................................................       739,150         298,650        97,501       --
                                                              -------------  -------------  ------------  -------------
Net cash provided by financing activities...................     1,482,810       3,104,288     1,022,501      2,453,034
                                                              -------------  -------------  ------------  -------------
Net increase (decrease) in cash and cash equivalents........        19,041         (17,674)      172,877         27,108
                                                              -------------  -------------  ------------  -------------
Cash and cash equivalents, beginning of period..............       --               19,041        19,041          1,367
                                                              -------------  -------------  ------------  -------------
Cash and cash equivalents, end of period....................   $    19,041   $       1,367  $    191,918  $      28,475
                                                              -------------  -------------  ------------  -------------
                                                              -------------  -------------  ------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................   $   --        $       1,868  $    --       $      31,489
                                                              -------------  -------------  ------------  -------------
                                                              -------------  -------------  ------------  -------------

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

In March 1998, the Company issued 104,784 shares of its common stock to a professional golfer as consideration for $220,047 owed to such golfer. Additionally, the Company issued in March, 1998 11,500 shares of its common stock valued at $67,500 in connection with endorsement contracts expiring in March, 1999.

During February 1997, the Company issued 1,024,800 shares of its common stock in exchange for the forgiveness of $588,660 of advances due to the Company's Chief Executive Officer.

During 1996, the Company issued 50,000 shares of its common stock valued at approximately $19,800 in exchange for certain marketing rights.

   The accompanying notes are an integral part of these financial statements.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                JANUARY 31, 1998

1. ORGANIZATION AND BASIS OF PRESENTATION

    Outlook Sports Technology, Inc. (the Company) was incorporated on February 8, 1996 in the State of Delaware. The Company is a designer and marketer and, through the use of contracted parties, a manufacturer of golf equipment, apparel and accessories under the TEGRA-TM- brand name. TEGRA-TM- golf clubs incorporate the Company's patent-pending Invisible Inset Hosel-TM-.

    The Company initially entered the U.S. golf market under a license agreement with Hippo Holdings, Ltd. ("Hippo Holdings"), a British golf equipment manufacturer and distributor. Under the terms of the licensing agreement, the Company acquired the rights, in perpetuity, to market and sell HiPPO-TM- brand products in the U.S. and Canada for 50,000 shares of the Company's common stock, and prepaid $150,000 of royalties. In May 1998, the Company sold this license back to Hippo Holdings. (See Note 9.)

    Since its inception in 1996 to January 31, 1998, the Company has incurred recurring losses, has not generated cash from its operating activities and is dependent on raising additional financing in order to fund its existing level of operations. Additionally, at January 31, 1998, the Company's current liabilities exceeded its current assets by approximately $5,057,000, and the Company had an accumulated deficit of approximately $4,742,000. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

    In connection with the above, the Company's management intends to execute an initial public offering under which the Company expects to sell shares of its common stock as well as warrants to acquire shares of common stock. Proceeds from the offering are expected to be used to repay the Company's outstanding notes payable (see Note 5) and fund inventory purchases and ongoing operations. There can be no assurance that such offering will be successful. If the offering is not successful, management will seek alternative financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of significant accounting policies followed by the Company in the preparation of the accompanying financial statements is presented below.

ACCOUNTING ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial data of the Company is unaudited. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, the interim financial statements includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the Company's operations for the interim periods presented. The results of operations for the three month period ended April 30, 1998 are not necessarily indicative of the results for the full year.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH

    The Company considers those short term, highly liquid investments with original maturities of three months or less as cash.

INVENTORY

    Inventory, which is primarily comprised of clubs and component parts, is stated at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method. Component parts consist primarily of golf club heads, shafts and grips.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight line method over the estimated useful lives of the assets. Significant additions and improvements are capitalized and costs for maintenance and repairs are expensed as incurred.

LICENSE

    The license to market HIPPO-TM- brand golf products in the U.S. and Canada is recorded at the estimated fair value of 50,000 shares issued in May 1996 as consideration for such license (see Note 9).

LONG LIVED ASSETS

    The Company reviews long lived assets and identifiable intangibles for recoverability and reserves for impairment whenever events or changes in circumstances indicate, based on estimated future cash flows, the carrying amount of the assets will not be fully recoverable.

REVENUE RECOGNITION

    Revenue from the sale of non consignment products is recognized at the time title to such products passes to the customer. Revenue from the sale of products delivered on consignment is recognized at the time such products are sold by the customer.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs, which relate primarily to the design of the TEGRA-TM- brand name products, are expensed as incurred.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense consists of media advertising as well as brochure, production and direct mail costs. Advertising expense approximated $1,033,000 for the year ended January 31, 1998.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company records deferred income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation to its employees using the intrinsic value method, which requires the recognition of compensation expense over the vesting period of the options when the exercise price of the stock option granted is less than the fair value of the underlying common stock. Additionally, the Company provides pro forma disclosure of net loss and loss per share as if the fair value method had been applied in measuring compensation expense for stock options granted. Stock-based compensation related to options granted to non-employees is recognized using the fair value method.

LOSS PER SHARE

    The computation of loss per share of common stock is computed by dividing net loss for the period by the weighted average number of shares outstanding during that period. The weighted average number of shares outstanding for the period February 8, 1996 (inception) to January 31, 1997 and the year ended January 31, 1998 excludes approximately 274,000 and 1,179,000 respectively, of antidilutive stock options and warrants.

    Because the Company is incurring losses, the effect of stock options and warrants is antidilutive. Accordingly, the Company's presentation of diluted earnings per share is the same as that of basic earnings per share.

    Assuming the Company's contemplated public offering and the related payment of the unsecured notes payable to private investors had taken place on February 1, 1997, the Company would have net loss per share of $1.64 for the year ended January 31, 1998 and $0.49 for the unaudited period February 1, 1998, to April 30, 1998. Such supplemental net loss per share is based on the number of shares of common stock used in the calculation of net loss per share plus the number of shares required to be sold by the Company to fund the repayment of the unsecured notes payable after giving effect to the interest savings of approximately $237,000 and $140,000 for the periods ended January 31, 1998, and April 30, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximated fair value because of the short maturity of these instruments. The Company routinely assesses the financial strength of its customers and records an allowance for doubtful accounts when it determines that collection of a particular amount is unlikely.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

3. INVENTORY

    Inventory at January 31, 1998 consists of the following:

Components parts..................................................  $ 126,340
Clubs.............................................................    278,715
Apparel, golf accessories and other...............................     12,003
                                                                    ---------
                                                                    $ 417,058
                                                                    ---------
                                                                    ---------

    At January 31, 1998, the Company had inventory of approximately $134,000 on consignment at various customer locations. The consigned inventory did not include any HIPPO-TM- brand products.

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                JANUARY 31,          ESTIMATED
                                                           ---------------------   USEFUL LIVES
                                                             1997        1998       (IN YEARS)
                                                           ---------  ----------  ---------------
Furniture and fixtures...................................  $  --      $  169,215             3
Equipment................................................     34,552      43,884             3
                                                           ---------  ----------
                                                              34,552     213,099
Accumulated depreciation.................................     (3,355)    (11,455)
                                                           ---------  ----------
                                                           $  31,197  $  201,644
                                                           ---------  ----------
                                                           ---------  ----------

    The Company recorded depreciation expense related to its property and equipment of $3,355 and $8,100 for the period ended January 31, 1997 and the year ended January 31, 1998, respectively.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

5. NOTES PAYABLE

    The Company's notes payable are as follows:

                                                                                JANUARY 31,
                                                                         --------------------------    APRIL 30,
                                                                            1997          1998           1998
                                                                         -----------  -------------  -------------
                                                                                                      (UNAUDITED)
Unsecured notes payable to private investors, due September 1998 (see
  below)...............................................................  $   --       $      50,000  $   3,055,000
Unsecured notes payable to private investors, due September 1998,
  interest at 12.5%....................................................      115,000      1,705,000      1,360,000
Unsecured notes payable to private investors, due September 1998,
  interest at 15%......................................................      --             525,000        525,000
Unsecured notes payable to private investors, due September 1998,
  interest at 24%......................................................      --              70,500         47,000
Unsecured line of credit, interest at the bank's prime rate plus 2%
  (10.5% at January 31, 1998), guaranteed by the Company's President
  and Chief Executive Officer, due on demand...........................      --              35,000         35,000
Long term unsecured notes payable to the Company's President and Chief
  Executive Officer, interest at 7.5%, due by September 2002...........       40,000         40,000         40,000
Advances from factor, interest at 24%, due on demand...................      --             280,138         96,672
                                                                         -----------  -------------  -------------
                                                                             155,000      2,705,638      5,158,672
Current portion........................................................     (115,000)    (2,665,638)    (5,118,672)
                                                                         -----------  -------------  -------------
                                                                         $    40,000  $      40,000  $      40,000
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------

    In January 1998, as part of a proposed $3,500,000 debt offering, the Company issued a $50,000 note payable maturing at the earlier of September 1998 or within 5 days after an initial public offering of the Company's common stock generating in excess of $7 million of gross proceeds. Under the terms of the debt financing, the holder of the $50,000 note payable has the option to receive interest in the amount of $3,125 or warrants to purchase 25,000 shares of the Company's common stock at a price per share equal that to be offered in connection with the offering of warrants under the Company's planned initial public offering, which management expects to be 115% of the per share initial public offering price.

    Under the terms of the original issuance of 12.5% unsecured notes payable to private investors, the notes were due at the earlier of September 30, 1997, or an initial public offering of the Company's common stock. Additionally, the Company issued $275,000 of such notes during or subsequent to September 1997 which had a maturity of September 1998 or within 5 days of an initial public offering, if earlier. The 12.5% debt included 231,400 warrants to purchase the Company's common stock at prices ranging from $0.75 to $3.99 per share.

    Under the original terms of the 15% unsecured notes payable to private investors, the notes were due at the earlier of September 30, 1997, or an initial public offering of the Company's common stock. The terms of the debt included 232,750 warrants to purchase the Company's common stock at $0.75 per share.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

5. NOTES PAYABLE (CONTINUED)
    At January 31, 1998, the Company was in default of the terms of the 12.5% and 15% unsecured notes payable to private investors which were due during September 1997. During February 1998, the Company obtained a specific waiver to extend the maturity of the then outstanding unsecured notes payable through the earlier of September 1998 or within 5 days after an initial public offering of the Company's common stock generating in excess of $7.5 million of gross proceeds.

    As a result of the extension of the maturity of the 15% and certain of the Company's 12.5% unsecured notes payable to September 1998, the Company issued to the holders of such unsecured notes, warrants to purchase 85,000 shares of the Company's common stock at $0.75 per share, warrants to purchase 98,333 shares of the Company's common stock at $3.00 per share and warrants to purchase 31,666 shares of the Company's common stock at $2.10 per share. The warrants were exercisable in full at the time of their issuance and expire on the dates of expiration of the warrants issued under the terms of the original debt.

    The Company's management believes that at the time of their issuance, the warrants issued in connection with the Company's unsecured notes payable had no value due to the financial condition of the Company as explained in Note 1. Accordingly, no portion of the proceeds from the issuance of the notes was allocated to the warrants nor was any value assigned to warrants issued in connection with the extension of the maturity of certain unsecured notes as described above.

    In February and May 1998 the Company repaid an aggregate of $68,500 and $47,000, respectively, of unsecured notes payable to private investors representing notes bearing interest at 12.5% and 24%.

    Pursuant to the terms of a factoring agreement, the Company assigns substantially all of its accounts receivable to a factor with recourse. The Company is able to borrow up to 75% of eligible accounts receivable, as defined, up to a maximum amount of $1 million. Advances from the factor bear interest at 24% per annum. Receivables assigned to the factor with payment terms less than or equal to 60 days are subject to a charge of 1.5% of the face amount of the receivable, while receivables with payment terms greater than 60 days are subject to a charge of 2% of the face amount of the receivable. The advances from the factor are secured by all of the Company's assets. During the year ended January 31, 1998, the Company incurred interest and factoring charges of $10,059 and $7,739, respectively. The factoring agreement was for an initial term of six months and automatically renews for successive six month periods thereafter, unless cancelled by the Company or the factor.

    At January 31, 1998, the Company had received advances of approximately $115,000 in excess of those permitted under the factoring agreement, resulting in the Company being in default of such agreement. As a result of the default, the factor had the right to terminate the agreement and demand payment of the funds advanced. Subsequent to year end, the Company has reduced the amounts outstanding under the factoring agreement and is within the borrowing base of such agreement.

    During the period February to June 1998, the Company obtained debt financing amounting to approximately $3.4 million (amounts outstanding at January 31, 1998 and April 30, 1998 were $50,000 and $3,055,000, respectively). This debt matures at the earlier of September 1998, or within 5 days of an initial public offering of the Company's common stock generating in excess of $7 million of gross proceeds. Under the terms of the debt financing, each holder of a $50,000 note payable has the option to receive interest in the amount of $3,125 or warrants to purchase 25,000 shares of the Company's common stock at a price per share equal to that to be offered in connection with the offering of warrants under the Company's intended initial public offering, which management expects to be 115% of the per share initial

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

5. NOTES PAYABLE (CONTINUED)
public offering price. Approximately $45,000 of interest expense was recorded related to this debt for the three month period ended April 30, 1998.

    At January 31, 1998, the Company had accrued interest under its unsecured notes payable in the aggregate amount of approximately $237,000.

    At January 31, 1998, $410,000 and $100,000 of the 12.5% and 15% unsecured notes payable, respectively, were held by a related party. Accrued interest and interest expense of approximately $34,000 and $31,000, respectively, was recorded in regards to these unsecured notes payable as of and for the year ended January 31, 1998.

6. SHAREHOLDERS' DEFICIT

STOCK SPLITS

    In August 1996, the Company increased the number of authorized shares of common stock from 250,000 to 6,500,000 and simultaneously effected a 15-for-1 stock split. In February 1997, the Company increased the number of authorized shares of common stock from 6,500,000 to 10,881,000 and simultaneously effected a 3-for-2 reverse stock split. In July 1997, the Company increased the number of authorized shares of common stock from 10,881,000 to 24,300,000. On January 31, 1998, the Company decreased the authorized shares to 8,100,000 and simultaneously effected a 3-for-1 reverse stock split.

    All references to the number of common shares and per share amounts elsewhere in the financial statements and related footnotes have been restated to reflect the effect of all stock splits for all periods presented.

COMMON STOCK

    During February 1997, the Company's Chief Executive Officer was issued approximately 1,025,000 shares of the Company's common stock in return for the forgiveness of $588,660 in advances to the Company at various dates during 1996 and 1997. The Company recorded approximately $57,000 of compensation expense in connection with the issuance of such shares based on the fair market value of the shares as determined by an independent valuation. Also, during the year ended January 31, 1998, the Company sold approximately 181,000 shares of its common stock for $299,000, of which 4,833 shares were sold to a related party.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

6. SHAREHOLDERS' DEFICIT (CONTINUED)

    In May 1996, the Company issued 50,000 shares of its common stock to Hippo Holdings in exchange for the perpetual rights to market and sell HiPPO-TM- brand products in the U.S. and Canada. These shares were valued by the Company's Board of Directors at $19,800, the estimated fair value, and their issuance recorded as an intangible asset in the accompanying balance sheets at January 31, 1997 and 1998 (see Note 9).

    At various dates during the period ended January 31, 1997, the Company's President and Chief Executive Officer purchased approximately 992,000 shares of the Company's common stock for $529,000. In connection with the sale of such shares to the Company's Chief Executive Officer, the Company recorded compensation expense of approximately $400,000 for the period ended January 31, 1997 based on fair market value of shares issued to other investors during the particular time frame.

    Additionally, during the period ended January 31, 1997, the Company issued, to third parties, approximately 77,000 shares of its common stock for $210,000.

COMMON STOCK WARRANTS

    In connection with the issuance of its unsecured notes payable to private investors, the Company issued warrants to purchase shares of its common stock as follows:

                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                                                          EXERCISE
                                                                                              WARRANTS      PRICE
                                                                                              ---------  -----------
Warrants issued in connection with $65,000 of notes payable at 12.5%........................      7,150   $    1.13
                                                                                              ---------       -----
BALANCE AT JANUARY 31, 1997.................................................................      7,150        1.13
Warrants issued in connection with $975,000 of notes payable at 12.5%.......................    107,250        0.75
Warrants issued in connection with $525,000 of notes payable at 15%.........................    232,750        0.75
Warrants issued in connection with $420,000 of notes payable at 12.5%.......................     84,000        2.10
Warrants issued in connection with other notes payable......................................     33,000        2.33
                                                                                              ---------       -----
BALANCE AT JANUARY 31, 1998.................................................................    464,150   $    1.75
                                                                                              ---------       -----
                                                                                              ---------       -----

    The Company believes, based on an independent valuation, that the above warrants had an insignificant fair market value at the time of their issuance. The above warrants do not include 25,000 warrants issuable at the election of a debt holder in connection with a $50,000 note payable issued by the Company in January 1998 (see Note 5).

COMMON STOCK OPTIONS

    On September 4, 1996, the Company adopted an Incentive Stock Plan (the "Plan") allowing the Company to issue 500,000 incentive stock options to employees and non-qualified options to either employees or consultants. The total number of shares with respect to which options may be granted was increased to 1.1 million on January 24, 1997.

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

6. SHAREHOLDERS' DEFICIT (CONTINUED)
    The Company has issued various stock options to employees and consultants. The options' vesting period varies from full vesting upon issuance of options to vesting over a three year period. A summary of the Company's stock options activity is as follows:

                                                                                                     OPTIONS
                                                                                              ----------------------
                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                                                          EXERCISE
                                                                                               SHARES       PRICE
                                                                                              ---------  -----------
Balance, February 8, 1996...................................................................     --       $  --
Granted.....................................................................................    267,531        0.82
                                                                                              ---------       -----
Balance, January 31, 1997...................................................................    267,531        0.82
Granted.....................................................................................    448,880        3.04
                                                                                              ---------       -----
Balance, January 31, 1998...................................................................    716,411   $    2.21
                                                                                              ---------       -----
                                                                                              ---------       -----

                                                                                                          WEIGHTED
                                                                               OUTSTANDING  EXERCISABLE    AVERAGE
                                                                               -----------  -----------   EXERCISE
EXERCISE PRICE RANGE                                                             SHARES       SHARES        PRICE
-----------------------------------------------------------------------------  -----------  -----------  -----------
$0.225.......................................................................      85,476       85,476    $   0.225
 0.72-0.75...................................................................     169,161      125,204    $   0.729
 2.10-3.00...................................................................     384,068      286,624    $   2.550
 6.00........................................................................      77,166       24,000    $   6.000
                                                                               -----------  -----------
                                                                                  716,411      520,749    $   2.210
                                                                               -----------  -----------
                                                                               -----------  -----------

    The Company generally grants options at exercise prices equal to the estimated market value of the Company's common stock at the date of the grant. The Company recognized approximately $74,000 and $153,000 of stock-based compensation expense during the periods ended January 31, 1997 and 1998, respectively, relating to options granted at exercise prices below the estimated fair market value of the Company's common stock at the date of grant. Had compensation costs for the Company's stock option grants to employees been determined using the fair value method, the Company's loss and loss per share for the year ended January 31, 1998 would not have been significantly different from the amounts recorded.

    Fair market value information for the Company's stock warrants and options for the period February 8, 1996 (inception) to January 31, 1997 and the year ended January 31, 1998 was estimated using the Black-Scholes option pricing model assuming risk free rates of 5.6% to 6.5%, no dividend yield, expected terms of 3 years, and no significant volatility.

7. INCOME TAXES

    The Company is subject to federal and state income taxes but has not incurred a liability for such taxes due to losses incurred. The Company had deferred tax assets of approximately $812,000 and $2,414,000 at January 31, 1997 and 1998, respectively, resulting primarily from net operating loss carryforwards. The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding the future realization of the net operating loss carryforwards. These carryforwards are

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

7. INCOME TAXES (CONTINUED)
available to offset future taxable income, if any, through 2013. Limitations on the utilization of the Company's net operating tax loss carryforwards could result in the event of certain changes in the Company's ownership.

8. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under noncancelable operating lease arrangements. Rent expense for the period February 8, 1996 (inception) to January 31, 1997 and for the year ended January 31, 1998 was approximately $46,000 and $101,000, respectively.

    Minimum future rental payments on non-cancelable operating leases with remaining lease terms of one or more years are as follows at January 31, 1998:

JANUARY 31,
1999..............................................................  $  93,883
2000..............................................................     36,951
2001..............................................................      3,953
2002..............................................................        549
                                                                    ---------
Total minimum future rental payments..............................  $ 135,336
                                                                    ---------
                                                                    ---------

    The Company has entered into an endorsement contract with a professional golfer for endorsement of the TEGRA-TM- brand. Under the terms of the contract, the professional golfer will wear TEGRA-TM- headwear and apparel, play TEGRA-TM-clubs and carry a TEGRA-TM- bag and accessories in professional competitions and in any golf related activities worldwide.

    Total minimum annual payments under the endorsement contract are as follows:

JANUARY 31,
1999...........................................................  $  147,500
2000...........................................................     152,500
2001...........................................................     120,000
                                                                 ----------
Total minimum future endorsement contract commitments..........  $  420,000
                                                                 ----------
                                                                 ----------

    The Company has commitments under employment and design consulting contracts expiring through November 1999. The terms of the present design consulting contract entered into in October 1996, as amended in April 1997, include a monthly retainer and royalty payments based on a percentage of cost of sales of the designed products. The designer also received 6,666 options at $0.75 per share which vest 3,333 each at December 31, 1997 and at December 31, 1998, upon final performance of the contract. In connection with these options, no amount was recorded as compensation expense as the Company's management believes these options had an insignificant fair market value at the time of issuance based on

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                                JANUARY 31, 1998

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) an independent appraisal. The Company is currently negotiating an extension of the design consulting contract. Total minimum annual payments under these contracts are as follows:

JANUARY 31,
1999..............................................................  $ 192,500
2000..............................................................     46,667
                                                                    ---------
Total minimum future employment and design consulting contract commitments.....................................................  $ 239,167
                                                                    ---------
                                                                    ---------

    The Company entered into an agreement with Hippo Holdings under which the Company was to pay a percentage of the endorsement fee paid by Hippo Holdings to a professional golfer. In connection therewith, the Company accrued approximately $220,000 during the year ended January 31, 1998. This agreement was terminated upon the sale back to Hippo Holdings of its license (see Note 9).

    As of January 31, 1998, the Company had entered into purchase agreements with various suppliers for components and finished goods for both TEGRA-TM- and HiPPO-TM- brand products, approximating $1.3 million (see Note 9).

    The Company is a defendant in a lawsuit alleging patent infringement and, additionally, has received a request that the Company review its TEGRA-TM- line of clubs in view of a patent issued to a third party relating to golf club design. The Company believes that its TEGRA-TM- brand golf clubs do not infringe the patents which are the subject of the lawsuit or the review request. However, no assurance can be given that the Company's product does not infringe such patents, or any other golf club related patent. Further, the Company cannot currently estimate the effect of an adverse decision in connection with these matters on the Company's financial condition or results of operations.

9. SUBSEQUENT EVENTS

    In March 1998, the Company issued 104,784 shares to a professional golfer as consideration for $220,047 owed to such golfer under the Company's endorsement arrangement with Hippo Holdings. The Company is currently negotiating an endorsement contract with this professional golfer for the Company's TEGRA-TM-brand products.

    In May 1998, the Company sold its license to sell HiPPO-TM- products in the U.S. back to Hippo Holdings along with all existing HiPPO-TM- brand inventory of approximately $62,000, prepaid royalties of approximately $133,000, and the assumption of liabilities in the amount of approximately $225,000. The Company received a cash payment of approximately $359,000. A gain of approximately $389,000 will be recorded in connection with this transaction. In addition, Hippo Holdings returned to the Company the 50,000 shares of common stock it had received upon entering the license agreement; no gain or loss will be recorded in connection with the return of the stock. Furthermore, Hippo Holdings assumed the Company's then outstanding purchase commitments in the amount of approximately $1,172,000 related to the HiPPO-TM- brand of products. Sales of HiPPO-TM- brand products for the year ended January 31, 1998, and the three months ended April 30, 1998, were approximately $589,000 and $24,000, respectively.

    On April 29, 1998, the Company entered into an agreement with a financial advisor to obtain financial and investment services through January 22, 2000. The consideration provided for in the agreement was 125,000 shares of the Company's common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          4
Risk Factors....................................          8
Use of Proceeds.................................         20
Dilution........................................         21
Capitalization..................................         22
Dividend Policy.................................         22
Selected Financial Data.........................         23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         24
Business........................................         27
Management......................................         35
Principal Shareholders..........................         40
Concurrent Registration.........................         40
Certain Transactions............................         42
Description of Securities.......................         43
Shares Available for Future Sale................         46
Underwriting....................................         47
Legal Matters...................................         49
Experts.........................................         49
Available Information...........................         49
Index to Financial Statements...................        F-1

                            ------------------------

    UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              2,500,000 SHARES OF
                                  COMMON STOCK
                                      AND
                               500,000 REDEEMABLE
                             COMMON STOCK PURCHASE
                                    WARRANTS

                        OUTLOOK SPORTS TECHNOLOGY, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Certificate of Incorporation includes certain provisions permitted pursuant to the Delaware General Corporation Law ("Delaware Law") whereby officers and directors of the Company are to be indemnified against certain liabilities. The Certificate of Incorporation also limits to the fullest extent permitted by Delaware Law a director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware Law does not permit a corporation to eliminate a director's duty of care and this provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's beach of the duty of care.

    Article SEVENTH of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article EIGHTH of the Certificate of Incorporation provides that a director or officer of the Company shall be indemnified by the Company against (a) all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him or her by virtue of his or her position as a director or officer of the Company if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (b) all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him or her by virtue of his or her position as a director or officer of the Company if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, he or she is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within sixty days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

    Article EIGHTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    The Company maintains a directors' and officers' insurance policy that covers certain liabilities of directors and officers of the Company. The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    An itemized statement of expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, appears below. All amounts are estimates, except for the SEC registration fee, the NASD filing fee and the NASDAQ SmallCap Market listing fee.

SEC Registration Fee..............................................................  $  12,097
NASD Filing Fee...................................................................      4,040
NASDAQ SmallCap Market Listing Fee................................................     10,000
Blue Sky Qualification Fees and Expenses..........................................     30,000
Accounting Fees and Expenses......................................................    100,000
Legal Fees and Expenses...........................................................    250,000
Transfer Agent Fees...............................................................      6,000
Printing and Engraving Expenses...................................................     50,000
Miscellaneous Expenses............................................................     37,863
                                                                                    ---------
TOTAL.............................................................................  $ 500,000
                                                                                    ---------
                                                                                    ---------

ITEM 26: RECENT SALES OF UNREGISTERED SECURITIES.

    The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act. The share numbers set forth below have been adjusted to reflect a number of stock splits. In August 1996, the Company increased the number of authorized shares of Common Stock from 250,000 to 6,500,000 and simultaneously effected a 15-for-1 stock split. In February 1997, the Company increased the number of authorized shares of Common Stock from 6,500,000 to 10,881,000 and simultaneously effected a 3-for-2 reverse stock split. In July 1997, the Company increased the number of authorized shares of Common Stock from 10,881,000 to 24,300,000. On January 31, 1998, the Company decreased the number of authorized shares to 8,100,000 and simultaneously effected a 3-for-1 reverse stock split.

    The issuances described in this Item 26 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.

ISSUANCES OF COMMON STOCK

NAME                                                     NUMBER OF SHARES   PURCHASE PRICE        DATE SOLD
-------------------------------------------------------  -----------------  --------------  ----------------------
Paul Berger............................................          333,333     $     132,000            May 13, 1996
                                                                 117,630            95,000           June 21, 1996
                                                                 207,690           170,000         August 19, 1996
                                                               1,024,800           588,660       February 27, 1997

Jim Dodrill............................................          333,333           132,000            May 31, 1996
                                                                   4,833            10,150          April 22, 1997

Greg Cohen.............................................           76,502           210,000       September 4, 1996

David Staudinger.......................................            6,666            14,000           July 25, 1997

Walter Maupay..........................................           16,666            35,000           July 31, 1997

Walter & Gina McDonough................................            3,333             7,000          August 1, 1997

DDJ Hackworthy Ltd Pp..................................           47,619           100,000         August 11, 1997

David Stern............................................            8,333            17,500         August 18, 1997

Ian Woosnam(1).........................................          104,784           220,047         October 1, 1997

Synergy Group International(2).........................          200,000           100,000        October 17, 1997

Carol Dodrill/Bill Powell(3)...........................          100,000            50,000        October 28, 1997

Paul Fairchild.........................................           33,333            70,000        October 30, 1997

Rodger Berman(2).......................................            6,666             5,000       November 10, 1997

Frank Maddocks.........................................           60,000            45,000       November 11, 1997

Glen Day...............................................           10,000         (4)               January 1, 1998

Dan Snider.............................................            1,250         (4)               January 1, 1998

Arthur Chou............................................            1,666         (4)               January 1, 1998

Andrew Holder/Marc Roberts(2)..........................          100,000           100,000        January 23, 1998

Argent Securities, Inc.................................          125,000         (4)              January 23, 1998

      Total............................................

------------------------

(1) Purchase price was paid by the individual forgoing payments due under a contract with Company in amounts equal to the purchase price.

(2) These individuals purchased stock from Paul Berger and Jim Dodrill.

(3) These individuals purchased stock from Paul Berger.

(4) Issued in connection with a services contract.

DEBT SECURITIES AND WARRANTS

    From February, 1997 through July 1, 1998, the Company issued unregistered debt securities and warrants to a number of individuals pursuant to five private placements and to Stanley Berger in connection with certain advances to the Company. The issuances made in connection with these transactions were made in reliance on Section 4(2) of the Securities Act. The following summary of these transactions reflects the effect of all stock splits of the Company's Common Stock. The summary also reflects a 25% increase in the number of shares of Common Stock that may be purchased by each investor in the offerings described under (a) and (b) below, which increase was granted by the Company in return for an extension of the payment date for each Note.

    (a) In February through April, 1997, the Company sold through a private placement a total of 9.75 Units (or portions of a Unit) to fourteen individuals, each Unit consisting of a non-transferable promissory note in the amount of $100,000, earning 12.5% interest annually, and a warrant to purchase 13,570 shares of the Common Stock of the Company. The warrants are convertible into shares of Common Stock at $0.75 per share and terminate after five years.

    (b) In May through June, 1997, the Company sold through a private placement a total of 10.5 Units (or portions of a Unit) to ten individuals (all of whom had participated in the first private placement), each Unit consisting of a non-transferable promissory note in the amount of $50,000, earning 15% interest annually, and a warrant to purchase 27,708 shares of the Common Stock of the Company. The warrants are convertible into shares of Common Stock at $0.75 per share and terminate after five years.

    (c) In July, 1997, the Company sold through a private placement a total of six Units (or portions of a Unit) to three individuals, each Unit consisting of a non-transferable promissory note in the amount of $75,000, earning 12.5% interest annually, and a warrant to purchase 15,000 shares of the Common Stock of the Company. The warrants are convertible into shares of Common Stock at $2.10 per share and terminate after five years. One investor in this offering received warrants to purchase an additional 98,333 shares of common stock at $3.00 per share, and one investor received warrants to purchase an additional 31,666 shares of common stock at $2.10 per share.

    (d) In January through June, 1998, the Company sold through a private placement a total of 70.1 Units (or portions of a Unit) to 43 individuals (four of whom had participated in the first private placement), each Unit consisting of a non-transferable promissory note in the amount of $50,000 and an option to receive an additional $3,125 in cash or a warrant to purchase 25,000 shares of the Common Stock of the Company. The warrants are convertible into shares of Common Stock at $6.90 per share and terminate after three years. The Company will register the warrants contemporaneously with registration of this Offering. Argent Securities, Inc. acted as placement agent in the private placement and received compensation of $522,500 consisting of a 10% commission and certain other fees.

    (e) On July 1, 1998, the Company sold through a private placement a total of one Unit to a single individual, which Unit consisted of a non-transferable promissory note in the amount of $400,000 and a warrant to purchase 533,333 shares of the Common Stock of the Company. The warrant is convertible into shares of Common Stock at $7.50 per share and terminates after three years.

    (f) In September, 1996 through January, 1998, the Company issued a total of ten non-transferable promissory notes, totaling $340,000 and warrants to purchase a total of 67,857 shares of the Common Stock of the Company. The warrants are convertible into shares of Common Stock at exercise prices ranging from $0.75 per share to $4.00 per share and terminate after five years.

ITEM 27: EXHIBITS

     *1.1  Form of Representative's Warrant

      3.1  Amended and Restated Certificate of Incorporation of the Company

      3.2  By-Laws of the Company

      4.1  Specimen certificate for the Common Stock of the Company

      4.2  Specimen certificate for the Warrants of the Company

     *5.1  Opinion of Foley, Hoag & Eliot LLP

     10.1  Employment Agreement with William Barthold, dated January 16, 1996

     10.2  Employment Agreement with Daniel Snider, dated January 16, 1998

     10.3  Business Note and Security Agreement, dated June 19, 1997, with Barnett Bank, N.A.

     10.4  Revolving Accounts Receivable Funding Agreement between the Company and Gibraltar
           Financial Corporation, dated November 25, 1997

     10.5  Amendment to Revolving Accounts Receivable Funding Agreement, dated November 25,
           1997

     10.6  Gibraltar Financial Corporation Demand Note, dated November 25, 1997

     10.7  Form of Promissory Note signed by the Company in favor of Paul Berger, Jim Dodrill and Stanley Berger for all advances made by them to the Company

     10.8  Security Agreement with Stanley Berger, dated October 1, 1997

     10.9  Subordination Agreement with Stanley Berger, dated December 3, 1997

    10.10  Option, dated January 24, 1997, received by Paul Berger as consideration for an advance made by him to the Company

    10.11  Option, dated September 5, 1996, received by Jim Dodrill as consideration for an advance made by him to the Company

    10.12  Form of Warrant for the purchase of the Common Stock of the Company received by
           Stanley Berger as consideration for advances made by him to the Company

    10.13  Form of Promissory Note signed by the Company in favor of all participants in a private financing between February 4, 1997 and April 30, 1997

    10.14  Form of Warrant for the purchase of the Common Stock of the Company received by all participants in a private financing between February 4, 1997 and April 30, 1997

    10.15  Form of Promissory Note signed by the Company in favor of all participants in a private financing between May 12, 1997 and June 30, 1997

    10.16  Form of Warrant for the purchase of the Common Stock of the Company received by all participants in a private financing between May 12, 1997 and June 30, 1997

    10.17  Form of Promissory Note signed by the Company in favor of all participants in a private financing in July, 1997

    10.18  Form of Warrant for the purchase of the Common Stock of the Company received by all participants in a private financing in July, 1997

    10.19  Form of Consent to extension of payment date for all Notes executed by the Company in all private financings

    10.20  Form of Subscription Agreement signed by all investors in the Company

    10.21  Lease Agreement, dated March 13, 1997, between the Company and Sanctuary of Boca,
           Inc. (for office space in Boca Raton)

    10.22  Amendment to Lease #1, dated August 1, 1997, between the Company and Sanctuary of
           Boca, Inc.

    10.23  Amendment to Lease #2, dated February 2, 1998, between the Company and Sanctuary of
           Boca, Inc.

    10.24  Sublease Agreement and Rider, dated December 1, 1996, between the Company and Tom
           Rochon Associates (for office space in New York City) and Over-Lease Agreement incorporated therein

    10.25  Sublease Agreement and Rider, dated July 12, 1996, between the Company and Tom
           Rochon Associates (for office space in New York City) and Over-Lease Agreement incorporated therein

    10.26  Research, Development and Consulting Contract, dated October 8, 1996, with Chou Golf
           Design Labs, Inc.

    10.27  Contract Amendment, dated May 4, 1997, to Research, Development and Consulting
           Contract with Chou Golf Design Labs, Inc.

    10.28  Endorsement Agreement, dated January 1, 1998, with Glen Day

    10.29  1996 Incentive and Non-qualified Stock Option Plan

    10.30  Form of Incentive Stock Option Agreement under 1996 Incentive and Non-qualified
           Stock Option Plan

    10.31  Form of Non-qualified Stock Option Agreement under 1996 Incentive and Non-Qualified
           Stock Option Plan

    10.32  1998 Incentive and Non-qualified Stock Option Plan

   *10.33  Form of Incentive Stock Option Agreement under 1998 Incentive and Non-Qualified
           Stock Option Plan

   *10.34  Form of Non-qualified Stock Option Agreement under 1998 Incentive and Non-Qualified
           Stock Option Plan

    10.35  MONY Deferred Compensation Plan for managers of the Company

    10.36  Settlement Agreement and Release, dated May 4, 1998, between the Company and Hippo
           Holdings Ltd

     21.1  Subsidiaries of the Company

     23.1  Consent of Price Waterhouse

    *23.2  Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

     24.1  Power of Attorney (contained on the signature page of this Registration Statement)

     27.1  Financial Data Schedule

------------------------

*   To be filed by amendment.

ITEM 28. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (a) The undersigned registrant hereby undertakes to:

    (1) File, during any period in which it offers or sells, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

    (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) of 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Boca Raton, The State of Florida, on July 7th, 1998.

                                OUTLOOK SPORTS TECHNOLOGY, INC.

                                By:  /s/ PAUL H. BERGER
                                     -----------------------------------------
                                     Paul H. Berger
                                     CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                                     OF THE BOARD OF DIRECTORS

                                By:  /s/ JIM G. DODRILL II
                                     -----------------------------------------
                                     Jim G. Dodrill II
                                     PRESIDENT

                                By:  /s/ EVERETTE C. HINSON
                                     -----------------------------------------
                                     Everette C. Hinson
                                     VICE PRESIDENT FINANCE

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Jim G. Dodrill II, Paul H. Berger and David A. Broadwin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a "Rule 462(b) Registration Statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement or any Rule 462(b) Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chief Executive Officer and
      /s/ PAUL H. BERGER          Chairman of the Board of
------------------------------    Directors (Principal          July 7, 1998
        Paul H. Berger            Executive Officer)
    /s/ JIM G. DODRILL II       President, General Counsel
------------------------------    and Director                  July 7, 1998
      Jim G. Dodrill II
    /s/ EVERETTE C. HINSON      Vice President Finance
------------------------------    (Principal Financial          July 7, 1998
      Everette C. Hinson          Officer)